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                                                                Exhibit 10.3

                         LOAN AND SECURITY AGREEMENT


                         Dated as of August 20, 1998

                                   between

                  JACKSON NATIONAL LIFE INSURANCE COMPANY,
                                     by
                             PPM FINANCE, INC.,
                          as its attorney-in-fact,

                                 as Lender,

                                     and

                     CRESCENT PUBLIC COMMUNICATIONS INC.

                                     and

                        SUN TEL NORTH AMERICA, INC.,

                                as Borrowers

                                     RE:


                         $40,000,000 CREDIT FACILITY


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                         LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement is made as of this 20th day of August 1998 (this "Agreement"), by and among Jackson National Life Insurance Company, a Michigan insurance company, as lender ("Lender"), by PPM Finance, Inc., a Delaware corporation, as Lender's attorney-in-fact, and Crescent Public Communications Inc., a New York corporation ("Borrower"), and Sun Tel North America, Inc., a Delaware corporation and a subsidiary of Borrower ("Borrowing Subsidiary"), as borrowers.

                            W I T N E S S E T H :

     WHEREAS, from time to time Borrower and Borrowing Subsidiary may request Lender to make loans and advances to and extend certain credit accommodations to Borrower or Borrowing Subsidiary, and the parties wish to provide for the terms and conditions upon which such loans, advances and credit accommodations shall be made;

     NOW, THEREFORE, in consideration of any loans, advances and credit accommodations (including any loans by renewal or extension) hereafter made to Borrower or Borrowing Subsidiary by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower and Borrowing Subsidiary, the parties agree as follows:

     1. DEFINITIONS.

     1.1 General Definitions. When used in this Agreement, the following terms have the following meanings:

     "Account" means all present and future rights of any Loan Party to payment for goods sold or leased or for services rendered, which are not evidenced by Instruments or Chattel Paper, and whether or not earned by performance.

     "Additional Eligible Payphones" means, at the time of determination, 80% of all Payphones owned by the Loan Parties that (i) are not operated under a valid, enforceable and unexpired contract with the property owner of the premises on which such Payphone is located and (ii) satisfy the requirements set forth in clauses (i), (iv) and (v) of the definition of "Eligible Payphones."

     "Advance" means any loan made to any Loan Party by Lender pursuant to paragraph 2.1 or otherwise in accordance with this Agreement.

     "Affiliate" means any Person who owns at least 5% of the outstanding capital stock of a Loan Part y or any Person directly or indirectly controlling, controlled by or under common control with a Loan Party

     "Agreement" has the meaning specified in the preamble.

     "AMNEX" means AMNEX, Inc., a New York corporation and the parent company of Borrower.

     "Availability Reserves" means, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Advances which would otherwise be available to any Loan Party under the lending formula(s) provided for herein (i) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (a) the Collateral or any other property which is security for the obligations hereunder or its value, (b) the assets, business or prospects of any Loan Party or (c) the Security Interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), (ii) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of any Loan Party to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (iii) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.


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     "Base Rate" means the highest prime or equivalent rate of interest
(expressed as an annual rate) publicly announced by The Chase Manhattan Bank, N.A. or Bank of America National Trust and Savings Association (and any successor by merger) from time to time as its "prime rate", each change in such a rate to take effect on the date of effective change of such prime rate. The Base Rate is not intended to be the lowest rate of interest charged by Lender to its borrowers.

     "Base Rate Loan" means any Loan bearing interest based on the Base
Rate.

     "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

     "Blocked Account" has the meaning specified in paragraph 6.

     "Borrower" has the meaning specified in the preamble.

     "Borrowing Base" means, for each Loan Party as at any date at which the same is to be determined, the availability existing for revolving loan Advances, as determined by Lender, in an amount equal to the sum of clauses
(a), (b) and (c) below minus any Availability Reserves:

               (a) an amount equal to the lesser of (i) $2,500,000 and (ii) up to 60% of the amount of Eligible Accounts;

               (b)   an amount equal to the lesser of (i) $500,000 and (ii)
               (A) up to 50% of the value of Eligible Inventory consisting of uninstalled pay telephone circuit boards and new uninstalled pay telephones, plus (B) up to 20% of the value of Eligible Inventory consisting of used uninstalled pay telephones, plus (C) up to 10% of the value of Eligible Inventory consisting of fully repaired, usable and uninstalled booths, enclosures, pedestals, fixtures, coin mechanisms, locks and other equipment physically connected or installed, or to be connected or installed, therein or thereon; and

               (c) an amount equal to $1,750 multiplied by the number of Eligible Payphones.

Lender may, in its commercially reasonable discretion, at any time or times upon three Business Days' prior notice to the Loan Parties, increase or decrease the ratio or dollar amounts, as applicable, of the advances against Eligible Accounts or Eligible Inventory or the dollar amount applicable to Eligible Payphones, or all of the foregoing, and, in the event that any such ratio or amount is decreased for any reason, such decrease shall become effective immediately for purposes of calculating a Borrowing Base. Lender may, in its commercially reasonable discretion, from time to time establish any Availability Reserves upon not less than one day's prior notice to the Loan Parties.

     "Borrowing Subsidiary" has the meaning specified in the preamble.

     "Business Day" means any day other than a Saturday, Sunday, or such other day as banks in Chicago, Illinois are authorized or required to be closed for business, a day on which Lender is open for the transaction of business and, when used with reference to provisions pertaining to the Eurocurrency Rate, a day on which banks are also open for business and dealing in United States dollar deposits in London, England.

     "Capital Expenditures" means, with respect to any period, the aggregate of all expenditures (whether paid in cash, in kind or accrued as liabilities and including Capital Lease obligations during such period that are required by GAAP to be included or reflected in the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization)) on a balance sheet; provided, that Capital Expenditures will not include costs and expenses incurred, or the assets acquired, in a Permitted Acquisition.


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     "Capital Lease" means any lease of Property required to be reflected as a liability on the Loan Parties' balance sheets.

     "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. ss. 9601 et seq.

     "Change of Control" means any transaction or event as a result of which any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Loan Parties or AMNEX is or becomes the beneficial owner, directly or indirectly, of more than 20% of the issued and outstanding shares of the capital stock of any Loan Party.

     "Charges" has the meaning specified in paragraph 9.1(g).

     "Closing Date" means the date upon which the initial Loan is made.

     "Collateral" means, collectively, (i) all property referred to in paragraph 3, wherever located and whether now existing or hereafter acquired, in which any Loan Party now has or may hereafter acquire any interest, (ii) any other property of any Loan Party of any kind or nature coming into Lender's possession, custody or control and (iii) all other property and interests in property, real or personal, now owned or leased or hereafter acquired or leased, now or hereafter pledged or assigned as collateral security for payment of any of the Obligations.

     "Convert," "Conversion," and "Converted" each mean a conversion of Base Rate Loans to Eurocurrency Loans or vice versa under paragraph 2.5.

     "Commission" means the Securities and Exchange Commission or any other federal agency then administering the Securities Act of 1933, as amended, and other federal securities laws.

     "Debt Service Coverage Ratio" means, for any period without duplication, the ratio of (i) an amount equal to the sum of the following for such period: (a) earnings before interest expense and income taxes plus
(b) depreciation, amortization and other non-cash charges deducted in determining earnings before interest and income taxes minus (c) Capital Expenditures (including Capital Leases) plus (d) proceeds of third party financings to fund Capital Expenditures minus (e) cash income taxes paid minus (f) cash dividends paid to shareholders to (ii) the sum of all principal payments on Indebtedness for such period.

     "Default" means any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

     "Default Rate" has the meaning specified in paragraph 2.3.

     "EBITDA" means, with respect to any period, net income after taxes for such period (excluding (i) any after-tax gains or losses on the sale of assets other than in the ordinary course of business and (ii) other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, less gains and losses attributable to any fixed asset sales made during such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

     "Eligible Account" means a bona fide outstanding Account of a Loan Party which arose in the ordinary course of business and constitutes a "Dial Around Receivable" due to a Loan Party from an interexchange carrier or payor or processor on behalf thereof, less all finance charges, late fees, and other fees, as to which Lender has a first priority perfected security interest under the UCC and as to which all applicable services have been duly performed and acknowledged and accepted by the Account Debtor. Eligible Accounts shall not include any Accounts:


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               (i) which have either remained unpaid for more than 120 days after the original invoice date;

               (ii) owed by an Account Debtor which collectively has more than (50%) of the aggregate amount of its Accounts unpaid more than 120 days from its original invoice date;

               (iii) where (a) the aggregate amount of all otherwise Eligible Accounts owed by the Account Debtor, together with all Accounts owed by its Affiliates, exceeds 20% of the aggregate amount of all Eligible Accounts at such time (or, (i) in the case of Accounts owed by AT&T, 80% of the aggregate amount of all Eligible Accounts at such time and
               (ii) in the case of Accounts owed by MCI and Worldcom (after the merger thereof), 37% of the aggregate amount of all Eligible Accounts at such time), but only to the extent of such excess or (b) 20% or more of the aggregate dollar amount of outstanding Accounts owed at such time by the Account Debtor, together with all Accounts owed by its Affiliates (or, (i) in the case of Accounts owed by AT&T, 80% or more of the aggregate dollar amount of such outstanding Accounts owed at such time, together with all Accounts owed by its Affiliates and (ii) in the case of Accounts owed by MCI and Worldcom (after the merger thereof), 37% or more of the aggregate dollar amount of such outstanding Accounts owed at such time, together with all Accounts owed by its Affiliates), is ineligible under the other criteria set forth herein;

               (iv) as to which any representation, warranty or covenant contained in this Agreement and the Other Agreements with respect to such Account has been breached;

               (v) with respect to which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

               (vi) which relates to a sale which is subject to any repurchase obligation or return right, such as a consignment sale, bill-and-hold sale, guaranteed sale, sale on approval or sale or return arrangement;

               (vii) which is evidenced by a promissory note or other instrument or by chattel paper or is not payable in United States dollars;

               (viii) as to which any Loan Party has extended the time for payment without the consent of Lender or which is for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon any Loan Party's completion of any further performance under the contract or agreement;

               (ix) owed by an Account Debtor as to which an Insolvency Proceeding has commenced or, in the case of an individual, as to whom death or a judicial declaration of incompetency has occurred;

               (x) owed by an Account Debtor which (a) is an Affiliate of a Loan Party, (b) does not maintain its chief executive office in the United States, (c) is not organized under the laws of the United States or any state thereof or (d) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance, on terms and conditions satisfactory to Lender in its discretion;

               (xi) as to which either the perfection, enforceability, or validity of Lender's Security Interest in such Account or Lender's right or ability to obtain direct payment to Lender of the Proceeds of such Account, is governed by any federal, state or local statutory requirements other than those of the UCC;

               (xii) is not a valid, legally enforceable and unconditional obligation of the Account Debtor or is subject to setoff, counterclaim, credit, allowance or adjustment by the Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part; provided, that such Account shall be an Eligible Account under this clause (xii) to the extent that such Account exceeds the amount of any such setoff, counterclaim, credit, allowance or adjustment;

               (xiii) which is owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the applicable Loan Party has assigned its right to payment of such Account to Lender in full compliance with the Federal Assignment of Claims Act of 1940, as amended;

               (xiv) which is owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which Lender determines that its Security Interest therein is not or cannot be perfected;

               (xv) which is owed by an Account Debtor located in a state which requires a Loan Party, in order to commence or maintain an action in the courts of that state, to either have qualified to do business and be in good standing in such state or file a notice of business activities report or similar report with such state's taxing authority, unless such Loan Party has either complied with such requirement or is exempt from any such requirement;

               (xvi) which (i) arises out of a contract or order which fails in any material respect to comply with any requirement of applicable law, (ii) which is not fully enforceable by any Loan Party in the courts of the jurisdiction of the Account Debtor's residence (subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights and remedies generally and general principles of equity, whether at law or in equity) or (iii) is subject to a first, valid and enforceable fully perfected security interest in favor of Lender; or

               (xvii) which are otherwise unacceptable to Lender in its commercially reasonable discretion as collateral for lending purposes.

     "Eligible Inventory" means, at the time of determination, Inventory or Equipment owned by any Loan Party located at premises listed on Schedule 9.1(h) in which Lender has a first priority Security Interest under the UCC which meets all of the following criteria:

               (i) meets all applicable standards imposed by any governmental or other regulatory authority over such Inventory;

               (ii) is not in transit or subject to any other assignment, bailment, consignment, claim, lien, charge, encumbrance, third party dispute, offset or counterclaim;

               (iii) does not fail in any material respect to comply with any requirement of applicable law;

               (iv) as to which all applicable representations, warranties or covenants of any Loan Party to Lender are true and correct or have been performed and complied with; and


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               (v) is otherwise acceptable to Lender in its commercially
               reasonable discretion as collateral for lending purposes.

For purposes of this Agreement, Eligible Inventory shall be valued in accordance with GAAP at the lower of cost, calculated on a first-in, first-out basis, or market. Lender, at Loan Parties' sole cost and expense, may obtain appropriate inventory appraisals.

     "Eligible Payphones" means, at the time of determination, all Payphones owned by a Loan Party that:

               (i) have reported Gross Revenue (with all non-coin "Dial Around Receivables" from Payphones being determined on a per Payphone basis), minus telephone bills, commissions and Payphone related maintenance expenses greater than $1 during the preceding twelve months;

               (ii) are operated under a valid, enforceable and unexpired contract with the property owner of the premises on which such Payphone is located;

               (iii) are Additional Eligible Payphones or Seasonal Eligible Payphones;

               (iv) are not listed as "out of service" or otherwise inoperable; and

               (v) are otherwise acceptable to Lender in its commercially reasonable discretion as collateral for lending purposes.

     "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety, hazardous substances, and environmental matters applicable to the Loan Parties' business and facilities (whether or not owned by it) as any of the same may be from time to time hereafter amended.

     "Equipment" means all of each Loan Party's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     "Eurocurrency Loan" means any Loan bearing interest based on the Eurocurrency Rate.

     "Eurocurrency Reserve Requirement" means, with respect to an Interest Period, the stated maximum rate (expressed as a decimal) at which reserves (including all basic, supplemental, marginal or emergency reserves) are required to be maintained by Lender during such Interest Period under Regulation D of the Board of Governors of the Federal Reserve System (or any successor) against "Eurocurrency liabilities" (as such term is defined in Regulation D), but without benefit or credit of proration, exemptions or offsets that might otherwise be available to Lender from time to time under Regulation D.

     "Eurocurrency Rate" means, for any Interest Period for each Eurocurrency Loan, the rate of interest per annum determined by dividing (a) the annual rate of interest, rounded up to the nearest 1/16th of 1%, determined by Lender at which deposits in U.S. Dollars are offered in London, England to The Chase Manhattan Bank, N.A. by prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a period equal to such Interest Period and in an amount approximately equal to the Eurocurrency Loan to be outstanding during such Interest Period, as quoted by Lender by (b) a percentage equal to 100% minus the Eurocurrency Reserve Requirement for such Interest Period.

     "Event of Default" has the meaning specified in paragraph 11.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.


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     "Excess Availability" means, as of any date of determination by Lender, the sum of (i) the excess, if any, of (a) the Borrowing Base for Borrower over (b) the outstanding Advances of Borrower plus (ii) the excess, if any, of (a) the Borrowing Base for Borrowing Subsidiary over (b) the outstanding Advances of Borrowing Subsidiary, in each case as of the close of business on such date.

     "Facility" means the credit facility extended to the Loan Parties hereunder in the maximum principal amount of $40,000,000.

     "Financials" means those consolidated financial statements of AMNEX and its Subsidiaries described on Schedule 9.1(o)(1), all of which financial statements have been certified as accurate and complete by the chief financial officer of AMNEX and with respect to Fiscal Year end Financials, certified by AMNEX's independent certified public accounting firm, which firm is reasonably acceptable to Lender.

     "Fiscal Quarter" means each of the 4 three-month calendar quarters in a Fiscal Year.

     "Fiscal Year" means the twelve month period ending on December 31.

     "GAAP" means generally accepted accounting principles and practices as in effect from time to time, consistently applied during each interval and from interval to interval.

     "Gross Revenue" means the sum of (i) all coin revenue from Payphones, plus (ii) all non-coin assisted operator service revenue from Payphones, plus (iii) all non-coin "Dial Around Receivables" from Payphones.

     "Guarantors" means, collectively, AMNEX, each Loan Party (in their capacity as guarantors under the guaranties described in paragraph 12.4(i)) and each of the Loan Parties' Affiliates who have executed a guaranty in favor of Lender and any other Person who has or may hereafter guarantee payment or performance of the whole or any part of the Obligations.

     "Hazardous Substances" means all materials, substances, compounds and solutions the use, transportation, storage, generation or disposal of which are regulated by any Environmental Law. Without limiting the generality of the foregoing, Hazardous Substances shall include (a) "hazardous substances", as defined in CERCLA 42 U.S.C. ss. 9601 (14), (b) "petroleum" as defined in RCRA 42 U.S.C. ss. 6991(2)(B), and (c) "pollutant" and "contaminant", each as defined in CERCLA 42 U.S.C. ss. 9601 (33).

     "Indebtedness" means all liabilities, obligations and indebtedness of any and every kind an nature, including, without limitation, the Obligations and all obligations to trade creditors whether heretofore, now or hereafter owing, arising, due, or payable from any Loan Party to any Person and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes
(i) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by any Loan Party, even though such Loan Party has not assumed or become liable for the payment thereof, (ii) obligations or liabilities created or arising under any lease of real or personal property or conditional sale or other title retention agreement with respect to property used or acquired by a Loan Party, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property, (iii) all unfunded pension fund obligations and liabilities and (iv) all deferred or accrued taxes.

     "Indemnified Party" has the meaning specified in paragraph 13.

     "Insolvency Proceeding" means, with respect to the Person in question, the commencement or filing by or against it of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other similar relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment for the benefit of creditors; the appointment of a receiver, trustee or custodian for it or for any of its assets; the institution by or against it of any of the foregoing or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of its affairs; the sale, assignment, or transfer of all or any material part of its assets; the nonpayment generally of its debts as they become due; or the cessation of its business as a going concern.

     "Intercompany Notes" means, collectively, the promissory note from Borrower to Borrowing Subsidiary and the promissory note from Borrowing Subsidiary to Borrower, each made as of the Closing Date and in the form of Exhibit D.

     "Interest Coverage Ratio" means, for any period, the ratio of (i) EBITDA to (ii) gross interest expense (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) of the Loan Parties during such period, determined in accordance with GAAP, excluding any non-cash interest income attributable to swap agreements or other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

     "Interest Period" means, for each Eurocurrency Loan, (i) initially, the period commencing on the date of such Eurocurrency Loan or the date of the Conversion of any Base Rate Loan into a Eurocurrency Loan and ending on the last day of the period selected by the requesting Loan Party under the provisions below and (ii) thereafter, if such Eurocurrency Loan is continued, in whole or in part, as a Eurocurrency Loan, a period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the requesting Loan Party under the provisions below. The duration of each such Interest Period will be one, two, three or six months, in each case as the requesting Loan Party may, upon notice received by Lender not later than 11:00 a.m. (Central Standard time) on the third Business Day prior to the first day of such Interest Period, select; provided, that:

         (a) the Loan Parties may not select any Interest Period for any Eurocurrency Loan which ends after the Original Term or any Renewal Term; and

         (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period will be extended to occur on the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period ends on the immediately preceding Business Day.

Each Interest Period will start on one day in a calendar month and end on (but exclude) a numerically corresponding day in the first, second, third or sixth month thereafter, as the case may be; provided, that if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period ends on the last Business Day of such month.

     "Inventory" means with respect to all Loan Parties, all inventory, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by such Loan Party, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacturer, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in the business of each Loan Party; and all documents evidencing any General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by each Loan Party.

     "Lender" has the meaning specified in the preamble.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement. "Lien" includes reservations, exceptions, easements, leases and other restrictions and encumbrances affecting real property. For purposes hereof a Person shall be deemed to own property acquired or held pursuant to a conditional sale or similar security arrangement.

     "Loan Documents" means this Agreement and the Other Agreements.

     "Loan Parties" means, collectively, Borrower and Borrowing Subsidiary.

     "Loans" collectively means the Term Loans and the revolving loan
Advances.

     "Lock Box" has the meaning specified in paragraph 6.

     "Material Adverse Effect" means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property, assets, operations, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole.

     "Net Income" means, with respect to any fiscal period of each Loan Party, the net income after the provision for income and franchise taxes for such fiscal period of each Loan Party, as determined in accordance with GAAP.

     "Notes" means, collectively, the Revolving Note and the Term Notes.

     "Obligations" means and includes the aggregate of the unpaid principal balance of the Term Loans and all revolving loan Advances and all accrued interest on all thereof and all other loans, indebtedness, debts, liabilities, obligations, interest, fees, premiums, guarantees, covenants and duties owing by any Loan Party to Lender, of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising under the Other Agreements. "Obligations" includes (i) all interest, fees, charges or other costs and payments that any Loan Party is required to pay to Lender under or as a result of the Loan Documents or by law and (ii) all fees, costs and expenses described in paragraph 14.2 or otherwise required to be paid by any Loan Party to Lender pursuant to any Loan Document.

     "Original Term" has the meaning specified in paragraph 8.

     "Other Agreements" means all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Loan Party or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Facility or the transactions contemplated hereby.

     "Over Advance" has the meaning specified in paragraph 2.1(b).

     "Payphones" means all installed pay telephones.

     "Permitted Acquisitions" means an acquisition of additional operating Payphone routes or the stock or assets of another Person engaged in substantially the same business as the Loan Parties; provided, that (i) such acquisition involves Payphone routes located in States that the Loan Parties have Payphone routes on the Closing Date and States that are adjacent thereto (other than States adjacent to the State of Florida), (ii) immediately after giving effect to such an acquisition, the Loan Parties will have Excess Availability of at least $1,000,000, (iii) the Loan Parties have completed a satisfactory (in Lender's sole discretion) field exam in connection with such an acquisition, (iv) immediately after giving effect to such an acquisition, no Default or Event of Default will have occurred or be continuing, (v) Lender is granted a valid and perfected first priority Security Interest in the assets acquired by the Loan Parties under such acquisition, subject only to Permitted Liens and (vi) the Loan Parties provide Lender with pro forma financial statements for the

Loan Parties that show, after giving effect to such an acquisition, that each of the financial covenants set forth in paragraph 10.3 will not be violated by such an acquisition.

     "Permitted Liens" means (i) Liens for taxes not yet payable or being contested in good faith and by appropriate proceedings diligently pursued, provided that the reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (ii) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance, old age pensions or other social security benefits or obligations, (iii) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of a like general nature made or given in the ordinary course of business and not in connection with the borrowing of money, (iv) Liens in favor of Lender, (v) such utility, access and other easements, rights of way, restrictions, exceptions, minor defects or irregularities in or clouds on title or encumbrances not arising out of the borrowing of money or the securing of advances or credit, and which will not interfere with or impair in any respect the utility, operation or value of any properties of any Loan Party and (vi) Liens described in detail on
Schedule 9.1(b).

     "Person" means any individual, trust, firm, partnership, limited liability company, corporation or any other form of public, private or governmental entity or authority.

     "Proceeds" means all products and proceeds (as defined in the UCC) of any Collateral, and all proceeds of any such proceeds, including all cash, credit balances and all payments under any indemnity, warranty, or guaranty payable with respect to any Collateral, all awards for taking by eminent domain, all proceeds of fire or other insurance and all proceeds obtained as a result of any legal action or proceeding with respect to any Collateral.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Release" has the meanings assigned to such term in CERCLA 42 U.S.C. ss. 9601(22).

     "Renewal Term" has the meaning specified in paragraph 8.

     "Reportable Event" has the meaning specified in paragraph 9.1(f).

     "Revolving Loan Commitment" means the sum of $30,000,000.

     "Revolving Note" means the promissory note substantially in the form of Exhibit A-1 in the original principal amount of $30,000,000, executed by Borrower and Borrowing Subsidiary to the order of Lender, dated as of the Closing Date.

     "Seasonal Payphones" means, at the time of determination, those pay telephones owned by the Loan Parties that (i) are installed, removed and reinstalled on the same premises from time to time depending on seasonal needs, (ii) satisfy the requirements set forth in clauses (i), (ii) and (v) of the definition of "Eligible Payphones" and (iii) satisfy such other eligibility criteria that Lender may determine.

     "Security Interest" means, collectively, the liens and security interests created for the benefit of Lender pursuant to the Loan Documents.

     "Special Collateral" has the meaning specified in paragraph 3.

     "Solvent" means, when used with respect to any Person, that:

         (a) the fair value and present fair salable value of such Person's assets is in excess of the total amount of such Person's debts including contingent liabilities;

         (b) the present fair salable value of such Person's assets is in excess of the amount that will be required to pay such Person's probable liability on such Person's debts as they become absolute and mature;

         (c) such Person does not have unreasonably small capital to carry on the business in which such Person is engaged and all businesses in which such Person is about to engage; and

         (d) such Person has not incurred debts beyond such Person's ability to pay such debts as they mature.

     "Subordinated Debt" means Indebtedness of any Loan Party which is subordinated to the Obligations in a manner satisfactory in form and substance to Lender.

     "Subsidiary" means any corporation of which more than 50% of the outstanding stock having by its terms the ordinary voting power to elect a majority of the board of directors, managers or trustees of such corporation is at the time, directly or indirectly through one or more intermediaries, owned or controlled by a Loan Party and/or one or more of its Subsidiaries, irrespective of whether or not, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency.

     "Term Loans" has the meaning specified in paragraph 2.2.

     "Term Loan Commitment" means an amount equal to the lesser of (i) $10,000,000 and (ii) an amount equal to $750 multiplied by the number of Eligible Payphones; provided, that the amount set forth in clause (i) above will automatically reduce on a permanent basis on a dollar for dollar basis for each Term Loan made under paragraph 2.2.

     "Term Loan Obligations" means, collectively, all Obligations which arise under or in connection with the Term Loans, including the outstanding principal thereof, accrued but unpaid interest thereon, all fees and premiums payable in connection with either and any costs and expenses incurred by Lender in collecting the Term Loan Obligations and enforcing the Term Notes.

     "Term Notes" mean, collectively, each promissory note substantially in the form of Exhibit A-2 in the original principal amount equal to the amount of each Term Loan, executed by Borrower and Borrowing Subsidiary to the order of Lender and dated as of the date such Term Loan is made.

     "UCC" means the Uniform Commercial Code (or any successor statute) of the State of Illinois or of any other state the laws of which are required by Section 9-103 of the UCC of Illinois to be applied in connection with the issue of perfection of security interests.

     1.2 Others Terms Defined in the UCC. All other terms contained in this Agreement (and which are not otherwise specifically defined in the Agreement) have the meanings provided by the UCC to the extent the same are used or defined in the UCC.

     1.3 Other Definitional Conventions. The words "hereof", "herein", "hereunder" and "hereto" and words of similar import when used in this Agreement refer to this Agreement as a whole and not any particular provision of this Agreement, and paragraph, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. All terms defined in this Agreement in the singular have comparable meanings when used in the plural and vice versa, unless otherwise specified.

     2. LOANS AND TERMS OF PAYMENT.

     2.1 Revolving Loan Advances. (a) On the terms and subject to the conditions contained in this Agreement, including, without limitation, paragraphs 12.6 and 12.7, upon either Loan Party's request made during the Original Term and any Renewal Term, Lender will make revolving loan Advances to such Loan Party in an aggregate principal amount at any time outstanding not in excess of such Loan Party's Borrowing Base; provided, that the aggregate amount of all Advances outstanding at any time for all Loan Parties may not exceed the Revolving Loan Commitment. Each Loan Party has the right to repay and reborrow any of the Advances; provided, that all of the conditions to borrowing set forth in paragraph 12.7 have been satisfied or waived.

     (b) A Loan Party shall request each Advance not later than 11:00 a.m. (Central Standard time) on (i) the Business Day on which any proposed Base Rate Advance is to be made or (ii) at least three Business Days prior to any proposed Eurocurrency Rate Advance is to be made, in each case by telephone or facsimile transmission and shall specify the requested date, the amount of such Advance, whether such Advance is to be a Base Rate Loan or a Eurocurrency Loan and, if such Advance is to be a Eurocurrency Loan, the Interest Period for such Advance. Each such notice shall be irrevocable. Each oral request for an Advance shall be conclusively presumed to be made by a person authorized by such Loan Party to do so. The Advances shall be evidenced by the Revolving Notes. All Advances shall be repaid in full upon the earlier to occur at (i) the end of the Original Term or any Renewal Term, if this Agreement is terminated at such time pursuant to paragraph 8 and (ii) the acceleration of the Obligations pursuant to paragraph 11. If, at any time and for any reason, the amount of unpaid Advances to a Loan Party exceeds such Loan Party's Borrowing Base or if all of the Obligations other than Term Loan Obligations (including, without limitation, any Advances made pursuant to this paragraph 2.1 or pursuant to any note or notes), at any time and for any reason, exceed $30,000,000 (such amount, an "Over Advance"), then each Loan Party, upon Lender's election and demand, shall be jointly and severally obligated to immediately pay to Lender, in cash, the amount of such excess. The Loan Parties authorize Lender to charge any of the Loan Party's accounts to make any payments of principal or interest or any fees or other charges authorized or required by this Agreement and any such payments shall be deemed to be an Advance hereunder.

     2.2 Term Loans. On the terms and subject to the conditions contained in this Agreement, including, without limitation, paragraph 12.8, Lender agrees to make term loans to a Loan Party (collectively, the "Term Loans") from time to time in an aggregate principal amount not to exceed the Term Loan Commitment in effect as of such time. Each Term Loan shall be in a minimum principal amount of $1,000,000 and shall be evidenced by a Term Note. Principal payable on account of any Term Loan shall be payable in successive quarterly installments (i) payable on the first day of each Fiscal Quarter, the first of which installments shall be due and payable on the first day of the Fiscal Quarter immediately following the Fiscal Quarter in which such Term Loan is made and (ii) based on an amortization schedule consisting of 20 equal quarterly payments; provided, that the entire unpaid principal balance of the Term Loans shall be due and payable in full upon the expiration of the Original Term of this Agreement or, in the event that the Original Term of this Agreement is renewed in accordance with paragraph 8, then the Loan Parties shall continue to make such installment payments, with a final installment equal to the unpaid principal balance and any other amounts outstanding due and payable upon the expiration of the Renewal Term. Notwithstanding anything hereinabove to the contrary, the entire unpaid principal balance of all Term Loans, and any accrued and unpaid interest thereon, shall be immediately due and payable upon the earlier to occur of (i) the last day of the Original Term or the last day of any Renewal Term, if either Lender or the Loan Parties elect to terminate this Agreement as of the end of any such Original or Renewal Term and (ii) the acceleration of the Obligations pursuant to paragraph 11. The Loan Parties may prepay the principal amount of any Term Loan in whole or in part without premium or penalty (other than costs contemplated by paragraph 2.7), and any such prepayment will be applied ratably to the remaining payments owing on such Term Loan.

     2.3 Interest.

     (a) The Loan Parties will pay interest to Lender on the unpaid principal amount of each Advance at a fluctuating rate per annum equal to
(i) during such periods as such Advance is a Base Rate Loan, 0.25% per annum in excess of the Base Rate and (ii) during such periods as such Advance is a Eurocurrency Loan, 3.25% per annum in excess of the Eurocurrency Rate. The Loan Parties will pay interest to Lender on the unpaid principal amount of each Term Loan at a fluctuating rate per annum equal to (i) during such periods as such Loan is a Base Rate Loan, 0.75% in excess of the Base Rate and (ii) during such periods as such Loan is a Eurocurrency Loan, 3.75% per annum in excess of the Eurocurrency Rate. The fluctuating rate of interest provided for above shall increase or decrease by an amount equal to any increase or decrease in the Base Rate or Eurocurrency Rate, as applicable, effective as of the opening of business on the day that any such change in the Base Rate or Eurocurrency Rate occurs. Interest will be calculated with respect to the outstanding principal balance of the Loans at the close of each day computed on the basis of the actual number of days elapsed over a 360-day year and all payment items which Lender receives shall be credited to the principal balance of the Obligations, subject to collection, on the first Business Day after Lender receives good funds therefor at its account designated by Lender. Without affecting each Loan Party's obligation to immediately repay to Lender the amount of any and all Over Advances in accordance with the provisions of paragraph 2.1, at any time when any Over Advance exists, the Over Advance shall bear interest, on the daily balance thereof owing, at 4.00% per annum in excess of the rate otherwise applicable to such Obligations as set forth above (the "Over Advance Rate"). At any time when an Event of Default has occurred and is continuing, the unpaid principal amount of all Obligations shall bear interest at 4.00% per annum in excess of the rate otherwise applicable to such Obligations as set forth above (the "Default Rate"). All interest on Base Rate Loans payable by each Loan Party shall be due and payable in arrears on the first Business Day of each calendar month during the term of this Agreement and all interest on Eurocurrency Loans payable by each Loan Party shall be due and payable on the last day of the applicable Interest Period and, if the applicable Interest Period is greater than three months, at the end of each three-month period following the commencement of such Interest Period. Lender may, at its option, charge such interest to a Loan Party's account with Lender as an Advance.

     (b) It is the intent of the parties that the rate of interest and the other charges to the Loan Parties under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge the Loan Parties (the "Highest Lawful Rate"), then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the Loan Parties. To the extent permitted by applicable law, any subsequent reductions in the interest rates under this Agreement shall not reduce the effective interest rate below the Highest Lawful Rate applicable to Lender until the total amount of interest accrued under this Agreement equals the amount of interest which would have accrued if the interest rate from time to time applicable under this Agreement had at all times been in effect under the other provisions of this Agreement and if Lender had collected all such amounts called for under this Agreement and the Notes. To the extent permitted by applicable law, if at the end of the Original Term or any Renewal Term, the total amount of interest accrued under this Agreement is less than the total amount of interest that would have accrued if the interest rate or interest rates under this Agreement from time to time outstanding had at all times been in effect pursuant to the other provisions of this Agreement, then the

Loan Parties agree, to the fullest extent permitted by the laws applicable to Lender, to pay to Lender an amount equal to the difference between (i) the lesser of (1) the amount of interest that would have accrued under this Agreement if the Highest Lawful Rate had at all times been in effect or (2) the amount of interest that would have accrued under this Agreement if the interest rate or interest rates under this Agreement from time to time outstanding had at all times been in effect pursuant to the other provisions of this Agreement less (ii) the amount of interest actually accrued under this Agreement.

     2.4 Fees.The Loan Parties will pay the fees described below to Lender during the term of this Agreement.

     (a) A nonrefundable closing fee or $200,000 payable to Lender on the Closing Date.

     (b) An unused line fee of 0.25% per annum on the difference between the Revolving Loan Commitment and the average unpaid monthly balance of the revolving loan Advances outstanding under the Facility, payable monthly in arrears on the first day of each month.

     (c) An examination fee of $700 per person, per day, plus applicable expenses, for each examination performed by or at Lender's direction of the Loan Parties' books and records and Collateral and such other matters as Lender shall deem appropriate in its commercially reasonable judgment, each such fee to be paid upon the completion of each such examination.

     (d) An early termination fee if the Original Term ends for any reason prior to the End of the Original Term or prior to the end of any Renewal Term, determined with reference to the date on which the Original Term or Renewal Term, as applicable, ends in relation to the anniversaries of the Closing Date indicated below:

           3.00% of the Facility through the first anniversary;
           2.00% of the Facility through the second anniversary; and 1.00% of the Facility thereafter or during any Renewal Term.

     (e) A monthly monitoring fee of $1,000 payable monthly in arrears on the first Business Day of each calendar month.

     (f) Such other fees that are agreed upon in writing among the Loan Parties, Lender and any other Person pursuant on the Closing Date.

     2.5 Voluntary Conversion of Loans. Each Loan Party may on any Business Day, upon notice given to Lender not later than 11:00 a.m. (Central Standard time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of paragraphs 2.6 and 2.7, Convert Base Rate Loans to Eurocurrency Loans or vice versa; provided, that each such Conversion of Base Rate Loans to Eurocurrency Loans must be in integral multiples of $1,000,000; provided, further, that any Conversion of any Eurocurrency Loans into Base Rate Loans must be made on, and only on, the last day of an Interest Period for such Eurocurrency Loans; provided, further, that no Conversion of Base Rate Loans into Eurocurrency Loans will be made upon the occurrence and continuance of an Event of Default. Each such notice of a Conversion shall be irrevocable and must, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurocurrency Loans, the duration of the Interest Period for each such Eurocurrency Loan. Each Loan Party will use its best efforts to maintain a sufficient amount of Base Rate Loans so that application of the proceeds of Collateral in accordance with paragraph 6 (based on historical collections by the Loan Parties) or the making of payments on the Term Loans in accordance with the terms of this Agreement will not necessitate a payment of a Eurocurrency Loan on a day other than the last day of the Interest Period applicable to such Eurocurrency Loan; it being understood that the Loan Parties remain liable under paragraph 2.7 for any costs incurred by Lender due to the failure of the Loan Parties to so maintain sufficient Base Rate Loans under this paragraph 2.5.

     2.6 Automatic Conversion.If a Loan Party fails to select the duration of any Interest Period for any Eurocurrency Loans in accordance with the provisions contained in the definition of "Interest Period," Lender will so notify such Loan Party and such Eurocurrency Loans will automatically, on the last day of the then existing Interest Period for such Eurocurrency Loans, Convert into Base Rate Loans.

     2.7 Increased Costs; Funding Indemnity; Capital Adequacy.

     (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation applicable to Lender or (ii) compliance with any guideline or request from any central bank or other governmental authority applicable to Lender (whether or not having the force of law), there is any increase in the cost to Lender of agreeing to make or making, funding or maintaining any Eurocurrency Loans, written notice of which is given by Lender to Borrower promptly after Lender becomes aware of any such introduction, change or increase, then the Loan Parties will from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, will be conclusive and binding for all purposes, absent manifest error. Lender agrees to use reasonable commercial efforts to minimize costs and expenses incurred by them and payable by the Loan Parties under this paragraph 2.7(a) as promptly as practical after Lender becomes aware of any of the circumstances referred to above. If the Loan Parties so notify Lender within ten Business Days after Lender notifies Borrower of any increased cost under the foregoing provisions of this paragraph 2.7(a), the Loan Parties may either (i) prepay in full all Eurocurrency Loans of Lender then outstanding and, additionally, reimburse Lender for such increased cost in accordance with this paragraph 2.7(a) or (ii) Convert all Eurocurrency Loans then outstanding into Base Rate Loans, in accordance with paragraph 2.5 and, additionally, reimburse Lender for such increased cost in accordance with this paragraph 2.7(a).

     (b) In the event Lender incurs any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain any Eurocurrency Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Lender and any loss of profit) as a result of (i) any payment or prepayment of a Eurocurrency Loan on a date other than the last day of its Interest Period for any reason, whether before or after the occurrence of a Default, and whether or not such payment is required by any of the provisions of this Agreement, (ii) any failure (because of a failure to meet the conditions of paragraph 12 or otherwise) by any Loan Party to create, continue or affect by Conversion a Eurocurrency Loan on the date specified in a notice given under this Agreement or (iii) any failure by any Loan Party to make any payment of principal on any Eurocurrency Loan when due (whether by acceleration, mandatory prepayment or otherwise), then, upon the demand of Lender, the Loan Parties will pay to Lender such amount as will reimburse Lender for such loss, cost or expense. If Lender makes such a claim for compensation, it will provide to Borrower a certificate executed by an officer of Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for the computation of such loss, cost or expense) and such certificate will be deemed prima facie correct.

     (c) In the event that (i) the adoption or implementation after the Closing Date of any applicable law, treaty, governmental (or quasi-governmental) rule, regulation, order or guideline applicable to Lender, including, without limitation, with respect to capital adequacy or reserve requirements, or any change therein or any change in the interpretation or application thereof or (ii) compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any domestic or foreign central bank or governmental agency or body having jurisdiction, has the effect of reducing the rate of return on Lender's capital as a consequence of its obligations under this Agreement or increases the cost to Lender of funding or maintaining the Facility, then from time to time, within five Business Days after demand from Lender (including a certificate setting forth in reasonable detail the manner of calculation of the reduction in the rate of return on Lender's capital and claiming compensation under this paragraph 2.7(c)), the Loan Parties will pay to Lender such additional amount or amounts as will compensate Lender for such reduction or increase in cost. A certificate as to the amount of such compensation, submitted to Borrower by Lender will, absent manifest error, be final, conclusive and binding for all purposes. In determining such amount, Lender may use any averaging and attribution method.

     3. GRANT OF SECURITY INTEREST TO LENDER.

     (a) As security for the payment of all Loans now or in the future made by Lender to the Loan Parties hereunder and for the payment or other satisfaction of all other Obligations, each Loan Party assigns to Lender and grants to Lender a continuing security interest in the following property of each Loan Party, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:

               (i) all Accounts and all Goods whose sale, lease or other disposition by such Loan Party has given rise to Accounts and have been returned to or repossessed or stopped in transit by such Loan Party;

               (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits and any rights to indemnification);

               (iii) all Inventory, including, without limitation, all telephone circuit boards, uninstalled booths, enclosures, pedestals, fixtures, coin mechanisms, locks and other equipment physically connected or installed, or to be connected or installed, therein or thereon;

               (iv) all Goods including, without limitation, vehicles and fixtures;

               (v) all Equipment, including, without limitation, all Payphones and uninstalled pay telephones (new or used);

               (vi) all deposits and cash and any other property of such Loan Party now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise);

               (vii) all deposit accounts and monies, including, without limitation, all cash in such Loan Party's Payphones;

               (viii) all real property;

               (ix) all actions with respect to preferential transfers, fraudulent conveyances and other avoidance power claims and any recoveries of cash or proceeds or property representing recoveries under 11 U.S.C. ss.ss. 544, 547, 548, 549, 550 or 553; and

               (x) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Loan Party's books and records relating to any of the foregoing and to such Loan Party's business.

     (b) Immediately upon a Loan Party's receipt of that portion of the Collateral which is or becomes evidenced by an agreement, instrument and/or document, including, without limitation, promissory notes, trade acceptances, documents of title and warehouse receipts (the "Special Collateral"), such Loan Party shall deliver the original thereof to Lender, together with appropriate endorsements or other specific evidence (in form and substance acceptable to Lender) of assignment thereof to Lender. If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as such Loan Party's attorney and agent-in-fact, to endorse or assign the same on such Loan Party's behalf.

     (c) To secure its Obligations, each Loan Party grants, mortgages, hypothecates and pledges to Lender a continuing lien upon and security interest in (i) all of the outstanding shares of capital stock of any Subsidiary existing on the Closing Date and created and owned by such Loan Party after the Closing Date (collectively, the "Pledged Stock"), (ii) any securities, dividends or distributions and any other right or property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock and any other property substituted or exchanged for the Pledged Stock, (iii) all of the promissory notes described on Schedule 3(c), if any, including any amendment, modification, renewal or replacement of any such notes and any future promissory notes held by such Loan Party or its Subsidiaries (collectively, the "Pledged Notes") and (iv) any and all products or proceeds of the foregoing. Each Loan Party will deliver to Lender the certificates representing the Pledged Stock endorsed in blank or accompanied by appropriate instruments of transfer or assignment in blank and the Pledged Notes, duly endorsed in blank. Lender will not have any duty to assure that all certificates representing the Pledged Stock or instruments representing the Pledged Notes have been delivered to it or any obligation whatsoever with respect to the care, custody or protection of any certificates or instruments which may be delivered to it except only to exercise the same care in physically safekeeping such certificates or instruments as it would exercise in the ordinary course of its own business. Lender will not be obligated to preserve or protect any rights with respect to the Pledged Stock or Pledged Notes or to receive or give any notice with respect to such Pledged Stock or Pledged Notes whether or not Lender is deemed to have knowledge of such matters.

     4. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Each Loan Party shall, at Lender's request, at any time and from time to time, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Lender) and do such other acts and things as Lender may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations and in order to facilitate the collection of the Collateral. Each Loan Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender's security interest in the Collateral. Each Loan Party further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

     5. POSSESSION OF COLLATERAL AND RELATED MATTERS. Until an Event of Default has occurred, each Loan Party shall have the right, except as otherwise provided in this Agreement, in the ordinary course of each Loan Party's business, to sell, lease or furnish under contracts of service any of such Loan Party's Inventory normally held by it for any such purpose and use and consume any raw materials, work in process or other materials normally held by such Loan Party for such purpose; provided, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by any Loan Party.

     (b) If any Loan Party sells any Collateral (other than as set forth in paragraph 5(a)) or if any of the Collateral is damaged, destroyed or taken by condemnation, the Loan Parties shall pay to Lender, unless otherwise specifically provided herein or otherwise agreed to by Lender, as and when received by the Loan Parties and as a mandatory prepayment of the Term Loans, if any, to be applied against the last maturing installments of principal thereof, in the inverse order thereof, or to Advances (or, at Lender's option, such of the other Obligations of the Loan Parties as Lender may elect), a sum equal to the proceeds received from (i) such sale or (ii) such damage, destruction or condemnation; provided, that without Lender's consent, unless and until an Event of Default has occurred and is continuing:

               (i) obsolete or worn out Equipment may be sold or otherwise disposed of by a Loan Party and the proceeds thereof may be retained by such Loan Party, so long as the fair market value of any such Equipment sold or otherwise disposed of in any single transaction is less than $15,000 and the fair market value, in the aggregate, of all such Equipment sold or otherwise disposed of by such Loan Party during any twelve-month period is less than $150,000; and

     (ii) proceeds of Collateral arising from the damage, destruction or condemnation thereof may be retained by a Loan Party and used by such Loan Party to repair, restore or replace such Collateral, as the case may be, so long as the fair market value of any such Collateral damaged, destroyed or condemned in any single incident is less than $15,000 and the fair market value, in the aggregate, of all such Collateral owned by the Loan Parties during any twelve-month period is less than $150,000.

     6. COLLECTIONS.

     (a) Subject to the last sentence of this paragraph 6(a), each Loan Party shall establish an account or accounts (each, a "Blocked Account") in Lender's name for the benefit of each Loan Party with a financial institution acceptable to Lender, into which each Loan Party will immediately deposit (i) all coin collections from Payphones, (ii) all payments made on Accounts by an Account Debtor and (iii) all payments made for Inventory or services sold or rendered by such Loan Party, in each case as received by it in the identical form in which such collections and payments were made, whether by cash or check. If any Loan Party, any Affiliate or Subsidiary of a Loan Party, or any shareholder, officer, director, employee or agent of a Loan Party or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Loan Party shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, each Loan Party and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account. Each financial institution with which a Blocked Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the amounts on deposit in such Blocked Account are the sole and exclusive property of Lender, that such financial institution has no right to setoff against such Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to Lender, funds deposited in the Blocked Account in a manner satisfactory to Lender in its sole discretion as such funds are collected. Each Loan Party agrees that all payments made to the Blocked Account established by the Loan Parties or otherwise received by Lender, whether in respect of the Accounts of a Loan Party or as proceeds of other Collateral of the Loan Parties or otherwise, will be applied on account of the Obligations of the Loan Parties in accordance with the terms of this Agreement. Each Loan Party agrees to pay all fees, costs and expenses which the Loan Parties incur in connection with opening and maintaining a Blocked Account. All of such fees, costs and expenses which remain unpaid pursuant to any Blocked Account Agreement with the Loan Parties, to the extent same shall have been paid by Lender hereunder, shall constitute Advances hereunder, shall be payable to Lender by the Loan Parties upon demand, and, until paid, shall bear interest at the highest rate then applicable to Advances hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to Lender in kind shall be endorsed by the requisite Loan Party, to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is irrevocably authorized to endorse the same on such Loan Party's behalf. For the purpose of this paragraph, each Loan Party irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party's true and lawful attorney and agent-in-fact to endorse such Loan Party's name upon said items of payment and/or proceeds of Collateral of the Loan Parties and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of a Loan Party or goods pertaining thereto, to take control in any manner of any item of payment or proceeds thereof, to have access to any lock box or postal box into which any of the Loan Parties' mail is deposited and open and process all mail addressed to any Loan Party and deposited therein; provided, that Lender shall not exercise any such powers described in clauses (i) and (ii) above (except for routine Lock Box payments/proceeds) unless and until an Event of Default has occurred and is continuing. Notwithstanding anything in this paragraph 6(a) to the contrary, the Loan Parties agree that should any Loan Party begin to receive thirteen or more checks per month from Account Debtors in payment of Accounts, such Loan Party shall, at the request of Lender, direct all of its Account Debtors to make all payments on the Accounts directly to a post office box ("Lock Box") with a financial institution acceptable to, and in the name and under exclusive control of, Lender. Such Lock Box shall be established under an agreement satisfactory to Lender in its sole discretion.

     (b) Lender may, at any time and from time to time after the occurrence and during the continuation of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, enforce collection of any of the Loan Parties' Accounts or contract rights by suit or otherwise, exercise all of the Loan Parties' rights and remedies with respect to proceedings brought to collect any Accounts, surrender, release or exchange all or any part of any Accounts of the Loan Parties, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder, sell or assign any Account of a Loan Party upon such terms, for such amount and at such time or times as Lender deems advisable, prepare, file and sign the requisite Loan Party's name on any proof of claim in bankruptcy or other similar document against any

Account Debtor indebted on an Account of such Loan Party and do all other acts and things which are necessary, in Lender's sole discretion, to fulfill each Loan Party's obligations under this Agreement and to allow Lender to collect the Accounts. In addition to any other provision hereof, Lender may at any time on or after the occurrence and during the continuation of an Event of Default, at the Loan Parties' sole expense, notify any parties obligated on any of the Accounts of the Loan Parties to make payment directly to Lender of any amounts due or to become due thereunder.

     (c) For the purpose of determining the Borrowing Base hereunder, Lender shall, upon receipt by Lender of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral under this Agreement, apply the whole or any part of such collections or proceeds against the Advances, until reduced to zero, and then to all other Obligations (other than Term Loan Obligations) in such order as Lender shall determine in its sole discretion or such order as may be required by applicable law; provided, that after the occurrence and during the continuation of an Event of Default, Lender may, in its discretion, apply the whole or any part of such collections or proceeds against the Term Loan Obligations in addition to the other Obligations described above.

     7. SCHEDULES AND REPORTS.

     (a) Borrower shall deliver to Lender by mail daily (or any other frequency agreed to by Lender) other than on a day which is not a Business Day, a report of each Loan Party's cash receipts and copies of all checks and other payments received from Account Debtors on account of Accounts.

     (b) Within five days after the close of each calendar week, and at such other times as may be requested by Lender from time to time hereafter, each Loan Party shall deliver to Lender a Borrowing Base certificate for such week, which shall include calculations of the Borrowing Base (excluding reserves but including calculations of Eligible Payphones, Eligible Accounts and Eligible Inventory) and shall otherwise be in form and substance satisfactory to Lender, together with an aged trial balance of each Loan Party's Accounts as of the end of such week, along with any adjustments to such Accounts, a schedule identifying by age each Account a reconciliation thereof to the above Borrowing Base calculations, and copies of the invoices when requested by Lender pertaining to each such Account, for the week (or other applicable period) immediately preceding, (iii) the polling report for the Payphones, which report sets forth the amount of coins collected from the Payphones for such week and identifies which Payphones are "out of service" or otherwise inoperable, (iv) a schedule showing the variance of the actual amount of coins collected from the Payphones (on a route by route basis) for the previous week versus the amount of coins reported as collected from such Payphones for such week, (v) copies of all deposit slips with respect to the Blocked Accounts and (vi) a Waterfall report and a PMM/Elcotel report. At such times as may be requested by Lender from time to time hereafter, each Loan Party shall deliver to Lender (i) such additional schedules, certificates, reports and information with respect to the Collateral as Lender may from time to time require and (ii) a collateral assignment of any or all items of Collateral to Lender. Lender, through its officers, employees or agents, shall have the right, at any time and from time to time in Lender's name, in the name of a nominee of Lender or in a Loan Party's name, to verify the validity, amount or any other matter relating to any of the Accounts, by mail, telephone, telegraph or otherwise. Each Loan Party shall reimburse Lender, on demand, for all costs, fees and expenses incurred by Lender in this regard.

     (c) Without limiting the generality of the foregoing, each Loan Party shall deliver to Lender, at least once a month within ten days after the close of each fiscal month (or more frequently when requested by Lender), a report with respect to each Loan Party's Inventory, including a reconciliation thereof to the above Borrowing Base calculations and designations of balances. Each Loan Party shall immediately notify Lender of any event causing loss or depreciation in value of such Inventory (other than normal depreciation occurring in the ordinary course of business).

     (d) Each Loan Party shall deliver to Lender, at lease once a month within ten days after the close of each fiscal month (or more frequently when requested by Lender), (i) the results of each monthly physical inventory performed by or on behalf of the Loan Parties, (ii) bank statements for each deposit or other account maintained by the Loan Parties (including, without limitation, the Blocked Accounts), (iii) the polling report for the Payphones for such month (substantially the same as the polling report delivered weekly under paragraph 7(b)), (iv) a Waterfall report, a PMM/Elcotel report and MIST (Management Information Systems Technology) report, (v) an aged trial balance of each Loan Party's Accounts (including a reconciliation of such aged trial balance to such Loan Party's general ledger and financial statements delivered under paragraph 10.1(a)) and accounts payable as of the end of such month, (vi) a schedule of Eligible Accounts accruals, (vii) a schedule of (a) intercompany receivables (including, without limitation, the amount outstanding under any Intercompany Note) owing from Affiliates, (b) amounts paid to Affiliates (including amounts paid on intercompany Indebtedness and dividends) and (c) Indebtedness accrued to an Affiliate, (viii) calculations of Eligible Inventory, (ix) spreadsheets showing all daily deposits of coins made by Brinks or other similar collectors and (x) calculations (and backup information) showing Gross Revenue (with all non-coin "Dial Around Receivables" from Payphones being determined on a per Payphone basis), minus telephone bills, commissions and Payphone related maintenance expenses per Payphone for the immediately preceding twelve months, along with a master list of Payphones with Gross Revenue (as described above) of less than $1 for such period. In addition, within ten days after the end of each Fiscal Quarter, the Loan Parties will provide Lender with a master list of locations for all of the Loan Parties' Payphones.

     (e) All schedules, certificates, reports and assignments and other items delivered by a Loan Party to Lender hereunder shall be executed by an authorized representative of such Loan Party and shall be in such form and contain such information as Lender shall reasonably request. Each Loan Party shall deliver from time to time such other schedules and reports pertaining to the Collateral as Lender may reasonably request.

     8. TERMINATION. (a) This Agreement shall be in effect from the Closing Date until the fifth anniversary of the Closing Date (the "Original Term") and shall automatically renew itself from year to year thereafter (each such one year renewal being referred to herein as a "Renewal Term") unless (i) the due date of the Obligations is accelerated pursuant to paragraph 11.2 or
(ii) Borrower elects or Lender elects to terminate this Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other party written notice of such election at least 90 days prior to the end of the Original Term or the then current Renewal Term, in which case the Loan Parties shall pay all of the Obligations in full on the last day of such term. If one or more of the events specified in clause (i) or (ii) above occurs, this Agreement shall terminate on the date thereafter that the Obligations are paid in full; provided, that the security interests and liens created under the Loan Documents shall survive such termination until the date upon which payment and satisfaction in full of the Obligations shall have occurred. At such time as the Loan Parties have repaid all of the Obligations and this Agreement has terminated, (i) each Loan Party shall deliver to Lender a release, in form and substance reasonably satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to the Loan Parties, and if the Loan Parties are obtaining new financing from another lender, each Loan Party shall deliver such Loan Party's indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to each Loan Party's account, but which subsequently are dishonored for any reason and (ii) upon the Loan Parties' request, Lender shall deliver to the Loan Parties a release in form and substance reasonably satisfactory to the Loan Parties.

     9. WARRANTIES AND REPRESENTATIONS.

     9.1 General Warranties and Representations. Each Loan Party warrants and represents that at all times during the Original Term and any Renewal Term of this Agreement:

     (a) Each Loan Party is a corporation duly organized and existing and in good standing under the laws of the state of its incorporation and is qualified or licensed to do business in all other countries, states and provinces the laws of which require such Loan Party to be so qualified or licensed;

     (b) Each Loan Party has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of Liens, except those of Lender and Permitted Liens; the Equipment is in good operating condition and repair (other than ordinary wear and tear);

     (c) Except as set forth in Schedule 9.1(c), no Loan Party is a party to any contract, lease, license agreement or other agreement or subject to any charge, corporate restriction, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect, and is not a party to any labor dispute, and there are no strikes or walkouts relating to any labor contract, and no such contract is scheduled to expire during the Original Term; each material license is in full force and effect and no event has occurred or failed to occur which with the giving of notice or passage of time or both would constitute a default under any such license;

     (d) Except as set forth in Schedule 9.1(d), no Loan Party is in violation of any applicable statute, regulation or ordinance of any governmental entity, or of any agency thereof, which could reasonably be expected to have a Material Adverse Effect;

     (e) No Loan Party is in default with respect to any indenture, loan agreement, mortgage, deed or any other material agreement or lease to which it is a party or by which it is bound;

     (f) No Loan Party has received any notice to the effect that it is not in full compliance with any of the requirements of ERISA, and the regulations promulgated thereunder and, to the best knowledge of each Loan Party's executive officers, there exists no event described in Section 4043(b)(3) thereof ("Reportable Event");

     (g) Except as set forth on Schedule 9.1(g), each Loan Party has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, to the extent due and payable, all taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to the Collateral, the Obligations, its employees, payroll, income, and gross receipts, its ownership or use of any of its assets, and any other aspect of its business (collectively, the "Charges"), other than (i) those that are being contested as set forth in paragraph 10.4(b) and (ii) those that do not, in the aggregate, relate to an amount in excess of $10,000;

     (h) The offices or locations where each Loan Party keeps the Collateral and books and records concerning the Collateral, including, without limitation, computer programs, printouts and other computer materials, are at the locations set forth on Schedule 9.1(h);

     (i) The addresses specified on Schedule 9.1(h) include and designate each Loan Party's chief executive office, chief place of business and other offices and places of business and are the Loan Parties' sole offices and places of business;

     (j) No Loan Party has, during the preceding five years, been known as or used any other corporate, trade or fictitious name, except as disclosed on Schedule 9.1(j);

     (k) Each Loan Party has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the other Agreements, and its officers executing and delivering the Loan Documents are duly authorized and empowered to do so;

     (l) The execution, delivery and performance by each Loan Party of the Loan Documents shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in its articles or certificate of incorporation or by-laws or contained in any agreement, instrument or document to which it is now a party or by which it is bound;

     (m) Except as set forth on Schedule 9.1(m), each Loan Party has, and is current and in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted, and to own or lease and operate the properties now owned or leased by it, other than those approvals, permits, certificates, inspections, consents and franchises of which the failure to obtain would not be reasonably likely to have a Material Adverse Effect;

     (n) After giving effect to the initial Advance, the transactions contemplated by the Loan Documents and the payment of all estimated legal, accounting and other fees related hereto and thereto, the Loan Parties, on a consolidated basis, will be Solvent as of the date of the initial Advance and at all times thereafter;

     (o) The Financials as set forth on Schedule 9.1(o)(1) have been prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition and results of operations of the Loan Parties and such other Persons described therein as of the dates thereof; there are no omissions or other facts or circumstances which are or may be material and no event has occurred since the date of the Financials and is continuing which could reasonably be expected to have a Material Adverse Effect; there exists no equity or long term investments in, or outstanding advances to, any Person not reflected in the Financials on the Closing Date; except for trade payables arising in the ordinary course of its business since the dates reflected in the Financials and except as disclosed on Schedule 9.1(o)(2) and in the Financials, on the Closing Date no Loan Party has any actions or proceedings pending or has any Indebtedness or has guaranteed the obligations of any other Person;

     (p) The execution and delivery of the Loan Documents by each Loan Party does not directly or indirectly violate or result in a violation of Section 7 of the Securities and Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, and no Loan Party owns or intends to purchase or carry any "margin security" as defined in said Regulations;

     (q) No Loan Party is in default in the payment when due of any Indebtedness;

     (r) Each Loan Party has sufficient personnel and possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks and trade names to continue to conduct its business as heretofore conducted by it, and all such licenses, patents, patent applications, copyrights, trademarks and trade names are listed on Schedule 9.1(r);

     (s) Schedule 9.1(s) lists all owned and leased real property, and, except as described in Schedule 9.1(s), no Loan Party is a party to any contract or agreement for the sale, transfer, assignment or other disposition of the real property or any portion thereof or interest therein;

     (t) The Liens granted to Lender pursuant to this Agreement are fully perfected first priority Liens in and to the Collateral, subject only to Permitted Liens;

     (u) No event has occurred since May 31, 1998, and is continuing which has had or could reasonably be expected to have a Material Adverse Effect;

     (v) All premises and facilities owned, leased, used or operated by any Loan Party or any Subsidiary of a Loan Party or, to the knowledge of any of the Loan Parties' executive officers, after a reasonable investigation, any predecessor in interest, have been, and continue to be, owned, leased, used or operated in compliance in all material respects with all applicable Environmental Laws. With respect to each Loan Party and each Subsidiary of each Loan Party, or, to the knowledge of any of the Loan Parties' executive officers, after a reasonable investigation, any predecessor in interest (i) no environmental audits, assessments or occupational health studies have been undertaken by, or at the direction of, governmental agencies, (ii) there has been no claim or complaint concerning environmental matters and
(iii) no permits are necessary under any Environmental Laws;

     (w) No broker or finder acting on behalf of any Loan Party brought about the obtaining, making or closing of the loans pursuant to this Agreement and no Loan Party has any obligation to any other Person in respect of any finder's or brokerage fees in connection with the loans contemplated by this Agreement;

     (x) There has been no material change in the credit terms or policies which any Loan Party offers to its customers from those disclosed to Lender prior to the date of this Agreement;

     (y) No information contained in the Loan Documents, the Financials or any written statement furnished by or on behalf of any Loan Party pursuant to the terms of this Agreement, which has previously been delivered to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading at the time and in light of the circumstances under which made; and

     (z) Except as set forth on Schedule 9.1(z), there are no actions, suits, claims, investigations or proceedings which are pending or, to the best knowledge of the Loan Parties' executive officers, threatened, against or affecting any Loan Party, its assets, goodwill or business or any other Person which could reasonably be expected to have a Material Adverse Effect or would impair ability of any Loan Party to perform its obligations under the Loan Documents or would impair Lender's ability to enforce any Obligations or realize upon any Collateral.

     9.2 Account Warranties and Representations. With respect to its Accounts, each Loan Party warrants and represents to Lender that Lender may rely, in determining which Accounts listed on any schedule of Accounts are Eligible Accounts, on all statements or representations made by any Loan Party on or with respect to any such schedule and, unless otherwise indicated in writing by such Loan Party, that:

     (a) They are genuine, are in all respects what they purport to be, are not evidenced by a judgment and are evidenced by executed original instruments, agreements, contracts, or documents, which will be delivered to Lender upon request therefor;

     (b) They represent undisputed bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

     (c) The face amounts shown on any schedule of Accounts provided to Lender and all invoices and statements delivered to Lender with respect to any Account are actually and absolutely owing to a Loan Party and are not contingent for any reason;

     (d) To the best knowledge of the Loan Parties' executive officers, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and no Loan Party has made any agreement with any Account Debtor thereunder for any deduction therefrom, except discounts or allowances allowed by such Loan Party in the ordinary course of its business for prompt payment, all of which discounts and allowances are either (i) reflected in the calculation of the face amount of the invoices to which such discounts or allowances relate or (ii) evidenced on a general ledger account of such Loan Party;

     (e) To the best knowledge of the Loan Parties' executive officers, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the invoice face amount shown on any schedule of Accounts and on all contracts, invoices and statements delivered to Lender with respect thereto;

     (f) To the best knowledge of the Loan Parties' executive officers, all Account Debtors thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) are Solvent;

     (g) They are not subject to any Liens, except for Permitted Liens;

     (h) No executive officer of any Loan Party has knowledge of any fact or circumstance which would impair the validity or collectability thereof;

     (i) To the best knowledge of the Loan Parties' executive officers, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which could reasonably be expected to have a Material Adverse Effect;

     (j) The goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens, except Permitted Liens and those removed or terminated prior to the date hereof; and

     (k) They comply in all respects with all applicable laws and regulations, including, but not limited to, truth-in-lending and consumer credit disclosure laws and regulations and, in the case of Account Debtors who are subject to section 524(c) of the Bankruptcy Code.

     9.3 Inventory Warranties and Representations. With respect to its Inventory, each Loan Party warrants and represents to Lender that Lender may rely, in determining which items of Inventory listed on any Schedule of Inventory are Eligible Inventory, on all statements or representations made by each Loan Party or with respect to any such Schedule and, unless otherwise indicated in writing by a Loan Party that:

     (a) All Inventory is located on premises listed on Schedule 9.1(h);

     (b) No Inventory is now, or shall at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Lender's prior written consent and if Lender gives such consent, a Loan Party will concurrent therewith, cause any such bailee, warehouseman or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, warehouse receipts therefor in Lender's name;

     (c) No Inventory is under consignment to any Person; and

     (d) All Inventory is currently usable or currently salable in the normal course of a Loan Party's business.

     9.4 Year 2000 Problem. The Loan Parties and their respective Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (specifically, the risk that the computer applications used by the Loan may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the Loan Parties reasonably believe that the "Year 2000 Problem" will not have a Material Adverse Effect.

      9.5 Warranty and Reaffirmation of Warranties and Representations; Survival of Warranties and Representations.Each request for an Advance or a Term Loan made by Borrower pursuant to the Loan Documents shall constitute
(i) a warranty and representation by each Loan Party to Lender that there does not then exist an Event of Default or a Default, except as otherwise notified in writing to Lender by a Loan Party and (ii) a reaffirmation as of the date of said request of the representations and warranties of the Loan Parties contained in paragraphs 9.1, 9.2, 9.3 and 9.4. All representations and warranties of the Loan Parties contained in the Loan Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     10. COVENANTS AND CONTINUING AGREEMENTS.

     10.1 Affirmative Covenants. Each Loan Party covenants that it shall:

     (a) Keep books of account and prepare financial statements and shall cause to be furnished to Lender the following (all of the foregoing and following to be kept and prepared in accordance with GAAP):

               (i) as soon as available, but not later than 90 days after the close of each Fiscal Year of the Loan Parties hereafter, audited consolidated financial statements (including, without limitation, profit and loss statements, balance sheets, cash flow statements and reconciliations of retained earnings) of the Loan Parties and their Subsidiaries as at the end of such year certified by a firm of independent certified public accountants of recognized standing, reasonably acceptable to Lender and selected by the Loan Parties (and which has acknowledged a letter of the type referred to in paragraph 12.4(l)), together with any management letter or other letters or certificates supplied by the Loan Parties to such accountants;

               (ii) concurrently with the delivery of the financial statements described in clause (ii) above, (A) a statement in reasonable detail showing the calculations used in determining the financial covenants and (B) a certificate of such certified public accountants certifying to Lender that, based upon their examination of the affairs of the Loan Parties performed in connection with the preparation of said financial statements, they are not aware of the existence of any condition or event which constitutes or would, upon notice or lapse of time or both, constitute an Event of Default or, if they are aware of such condition or event, the nature thereof;

               (iii) as soon as available, but not later than 25 days after the end of each month thereafter, unaudited interim internal, consolidating and consolidated income statements, an unaudited internal consolidated balance sheet and an unaudited internal consolidated statement of cash flows of the Loan Parties and their Subsidiaries as at the end of the portion of the Loan Parties' Fiscal Year then elapsed, together with (A) a statement in reasonable detail showing the calculations used in determining the financial covenants and dividends paid and (B) the certification of each Loan Party's principal financial officer that all such financial statements were prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and fairly present the financial position and results of operations of the Loan Parties for such period;

               (iv) as soon as possible, but not later than 30 days following the beginning of each Fiscal Year, a copy of the Loan Parties operating plan for such Fiscal Year, as approved by the board of directors of each Loan Party, which shall include (a) monthly profit and loss, balance sheet and cash flow projections,
          (b) projected compliance with financial covenants and (c) projected Excess Availability for each month during such Fiscal Year, in each case for the Loan Parties and operating groups on a consolidating and consolidated basis, and a Capital Expenditure budget, all in reasonable detail;

               (v) such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, each Loan Party's financial condition or results of operations;

     (b) Promptly upon, but in no event later than three Business Days after, any Loan Party learning thereof, inform Lender, in writing, of (i) any material delay in a Loan Party's performance of any of its obligations to any Account Debtor and of any assertion of any material claims, offsets or counterclaims by any Account Debtor and of any material allowances, credits or other monies granted by any Loan Party to any Account Debtor,
(ii) all material adverse information relating to the financial condition of any Account Debtor, (iii) any facts relating to any Account or Inventory which would render untrue any representation or warranty made pursuant to paragraphs 9.2 or 9.3 hereof with respect to such Account or Inventory and
(iv) any litigation affecting any Loan Party, whether or not the claim is considered by a Loan Party to be covered by insurance, and of the institution of any suit or administrative proceeding which litigation, suit or administrative proceeding could reasonably be expected to have a Material Adverse Effect;

     (c) Keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted); make all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved; promptly inform Lender of any material additions to or deletions from the Payphones; on a monthly basis inform Lender of any additions to or deletions from Equipment (other than Payphones); and prevent any such Equipment from becoming a fixture to real estate or accession to other personal property;

     (d) Pay, and cause its Subsidiaries to pay, promptly when due, all of the Charges and promptly discharge any Liens, encumbrances or other claims against the Collateral, other than Permitted Liens;

     (e) Maintain, and cause each Subsidiary to maintain, such insurance as may be required by law and such other insurance to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated and (i) include Lender as an additional insured on all liability policies and (ii) provide Lender with a loss payee endorsement in favor of Lender satisfactory to Lender;

     (f) Comply, and cause each Subsidiary to comply with all applicable Environmental Laws, other than those Environmental Laws of which the failure to comply with would not be reasonably likely to have a Material Adverse Effect. Each Loan Party covenants that it will notify Lender, and cause each Subsidiary to notify Lender, promptly in the event of any Release of any Hazardous Substance reportable under Section 103 of CERCLA upon any premises owned or operated by any Loan Party or any Subsidiary, and promptly forward, and cause each Subsidiary to promptly forward, to Lender a copy of any order, notice, permit, application, or any other communication or report in connection with any such Release of any Hazardous Substance or any other matter relating to the Environmental Laws as they may affect such premises. The Loan Parties shall indemnify Lender and hold Lender harmless from and against any loss, liability, damage or expense, including attorneys' fees, suffered or incurred by Lender, whether as mortgagee pursuant to any mortgage or leasehold mortgage, as mortgagee in possession, or as successor in interest to any Loan Party or any of its Subsidiaries as owner or lessee of any premises by virtue of foreclosure or acceptance of deed in lieu of foreclosure (i) under or on account of the Environmental Laws, including the assertion of any lien thereunder and (ii) with respect to any Release of any Hazardous Substance whether or not reportable under Section 103 of CERCLA affecting such premises or facility, whether or not the same originates or emanates from such premises or any contiguous real estate, including any loss of value of such premises as a result of a Release of any Hazardous Substance; provided, that the Loan Parties will not be liable for such indemnification to Lender to the extent that any such loss, liability, damage or expense results from the gross negligence or willful misconduct of the Person who would otherwise be entitled to be indemnified pursuant to this paragraph 10.1(f);

     (g) Keep or cause to be kept in full force and effect each material license of any Loan Party;

     (h) Furnish to Lender (i) promptly after the filing thereof with the Commission, a copy of each report, notice or other filing, if any, by any Loan Party with the Commission and (ii) a copy of each written communication received by any Loan Party from or delivered by any Loan Party to the Commission, promptly after such receipt or delivery;

     (i) Permit representatives of Lender, from time to time and, absent the continuation of an Event of Default, during normal business hours, as often as may be reasonably requested, to visit and inspect all properties of the Loan Parties for all reasonable purposes to protect the interests, financial or otherwise, of Lender under the Loan Documents;

     (j) Provide Lender with a landlord agreement duly executed by the lessor of any new real property that a Loan Party leases after the Closing Date; and

     (k) By September 30, 1998, provide Lender with a letter from each Loan Party to its independent certified public accountant advising that each Loan Party intends Lender to rely on the opinions and reports of such accountants described in paragraph 10.1(a)(i) and (ii).

     10.2 Negative Covenants. Without Lender's prior written consent, which Lender may or may not in its sole discretion give, each Loan Party covenants that it shall not:

     (a) Merge or consolidate with or acquire any Person other than pursuant to a Permitted Acquisition; provided, that if a Loan Party is not the surviving entity in any Permitted Acquisition that is a merger, the surviving entity must expressly assume this Agreement and the Obligations in a written instrument acceptable to Lender;

     (b) Make any investment other than in the ordinary course of its business other than pursuant to a Permitted Acquisition;

     (c) Declare or pay dividends upon any of its capital stock or make any distributions of its property or assets; provided, that (i) Borrowing Subsidiary may declare or pay dividends upon its stock to Borrower and its other shareholders and (ii) Borrower may declare or pay dividends upon its stock to AMNEX in an amount not to exceed $100,000 in any month so long as no Default or Event of Default has occurred and is continuing and the Loan Parties' Debt Coverage Ratio (measured on a consolidated basis) will not be less that 1.3:1.0 after giving effect to such dividend for (i) the period from January 1, 1998, to the date of measurement, if such dividend is paid on or before December 31, 1998, and (ii) the immediately preceding 12 months if such dividend is paid after December 31, 1998;

     (d) Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or make any material change in its capital structure (including, without limitation, issuing additional stock) or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Obligations;

     (e) Enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to such Loan Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate;

     (f) Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except (i) its Affiliates' obligations to Lender and (ii) by endorsement of instruments or items of payment for deposit to its general account or for delivery to Lender on account of the Obligations;

     (g) Except as otherwise expressly permitted in the Loan Documents, encumber, pledge, mortgage, grant a security interest in, assign, sell (except for the sale of inventory and property in the ordinary course of business), lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of its assets;

     (h) Make any loans or advances of money to any Person, including, without limitation, its employees or Affiliates, other than (i) salary and routine travel or expense account advances made in the ordinary course of business and (ii) the loans between Borrower and Borrowing Subsidiary evidenced by the Intercompany Notes;

     (i) Permit the annual salary and bonus, including any stock option or incentive plans, to its executive officers to exceed the terms agreed upon and disclosed to Lender in writing prior to the Closing except as such amounts and all other direct and indirect remuneration may be adjusted for cost of living increases, without the prior written consent of Lender;

     (j) Make Capital Expenditures (including Capital Leases) during any Fiscal Year, which, in the aggregate, exceed $1,440,000;

     (k) Remove its books and records and/or the Collateral from the locations set forth in Schedule 9.1(h) or keep any of such books and records and/or the Collateral at any other office(s) or location(s) unless (i) Loan Parties give Lender written notice thereof and of the new location of said books and records and/or the Collateral at least 30 days prior thereto and
(ii) the other office or location is within the continental United States of America;

     (l) Create, incur, assume or have outstanding any Indebtedness, except
(i) Indebtedness owing to Lender, (ii) Indebtedness incurred by it in the ordinary course of business, other than Indebtedness for borrowed money,
(iii) Indebtedness evidenced by the Intercompany Notes; provided, that such Indebtedness consist only of the proceeds of Advances, (iv) Indebtedness incurred in connection with Permitted Acquisitions; provided, that such Indebtedness (a) is owing to the seller or transferor in such Permitted Acquisition, (b) is unsecured and (c) is subordinated to the Obligations in a manner satisfactory to Lender in its sole discretion, (v) Indebtedness owing to AMNEX or its Affiliates in connection with expenses of the Loan Parties paid for by such Person so long as such Indebtedness is reasonable and supported by appropriate documentation or (vi) Indebtedness existing on the date hereof and set forth on Schedule 9.1(o); provided, that notwithstanding anything in the foregoing to the contrary, Borrowing Subsidiary will not allow any Indebtedness permitted under clauses (ii),
(iv) and (vi) to exceed $250,000 in the aggregate at any one time outstanding;

     (m) (i) Make any payments on Indebtedness in an amount of $2,393,880 owing to American Network Exchange, Inc., an Affiliate of the Loan Parties, other than (a) a $1,000,000 payment on or promptly after the Closing Date and (b) payments in excess of $250,000 during any Fiscal Quarter until such Indebtedness is paid in full and (ii) allow payments to be made on Indebtedness described in paragraph 10.2(l)(v) by setoff, intercompany reconciliation or in any manner other than the actual transfer of funds;

     (n) Create or permit any Lien on any of its properties or assets except
(i) presently existing or hereinafter created Liens in favor of Lender and
(ii) Permitted Liens;

     (o) Enter into any contract with its customers after the Closing Date that is in a form that differs from the form submitted to Lender prior to the Closing Date (other than contracts acquired in a Permitted Acquisition), unless Lender approves such other form; or

     (p) Create any new Subsidiaries.

     10.3 Financial Covenants.

     (a) The Loan Parties will not permit their Debt Service Coverage Ratio to be, on a consolidated basis, less than 1.1:1.0 (i) as of August 31, 1998, for the eight immediately preceding months ended on such date, (ii) as of September 30, 1998, for the nine immediately preceding months ended on such date, (iii) as of October 31, 1998, for the ten immediately preceding months ended on such date, (iv) as of November 30, 1998, for the eleven immediately preceding months ended on such date and (v) as of December 31, 1998, and at the end of each month thereafter for the immediately preceding 12 months;

     (b) The Loan Parties will not permit their Interest Coverage Ratio to be, on a consolidated basis, less than 1.5:1.0 (i) as of August 31, 1998, for the eight immediately preceding months ended on such date, (ii) as of September 30, 1998, for the nine immediately preceding months ended on such date, (iii) as of October 31, 1998, for the ten immediately preceding months ended on such date, (iv) as of November 30, 1998, for the eleven immediately preceding months ended on such date and (v) as of December 31, 1998, and at the end of each month thereafter for the immediately preceding 12 months;

     (c) The Loan Parties will not permit their EBITDA divided by the number of their installed and operating Payphones to be, on a consolidated basis, less than (i) $40 (a) as of August 31, 1998, for the eight immediately preceding months ended on such date, (b) as of September 30, 1998, for the nine immediately preceding months ended on such date, (c) as of October 31, 1998, for the ten immediately preceding months ended on such date, (d) as of November 30, 1998, for the eleven immediately preceding months ended on such date and (e) at the end of each month commencing December 31, 1998, and ending on July 31, 1999, for the immediately preceding 12 months and (ii) $50 on August 31, 1999, and at the end of each month thereafter for the immediately preceding 12 months; and

     (d) The Loan Parties will not permit their Gross Revenue divided by the number of their installed and operating Payphones to be, on a consolidated basis, less than (i) $180 (a) as of August 31, 1998, for the eight immediately preceding months ended on such date, (b) as of September 30, 1998, for the nine immediately preceding months ended on such date, (c) as of October 31, 1998, for the ten immediately preceding months ended on such date, (d) as of November 30, 1998, for the eleven immediately preceding months ended on such date and (e) as of December 31, 1998, and January 31, 1999, for the immediately preceding 12 months, (ii) $190 at the end of each month commencing February 28, 1999, and ending on July 31, 1999, for the immediately preceding 12 months and (iii) $200 on August 31, 1999, and at the end of each month thereafter for the immediately preceding 12 months;

     10.4 Payment of Charges and Claims.

     (a) If any Loan Party, at any time or times hereafter, shall fail to pay the Charges when due or promptly obtain the discharge of such Charges or of any Lien against the Collateral, subject to the provisions of paragraph 10.4(b), Lender may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to Lender and shall be additional Obligations hereunder secured by the Collateral.

     (b) Any Loan Party may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims, and provided that such Loan Party gives Lender advance notice of its intention to contest the validity or amount of any such Charge or claim, Lender will forebear from making any payment or otherwise obtaining the discharge of such Charge or claim if at the time of the commencement of any such action or proceeding, and during the pendency thereof (i) reserves with respect thereto are maintained on the books of such Loan Party in an amount acceptable to Lender, (ii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence, (iii) none of the Collateral will be subject to forfeiture or loss of any Lien in favor of Lender by reason of the institution or prosecution of such contest, (iv) no Lien shall exist for such Charges or claims during such action or proceeding, (v) such Loan Party shall promptly pay or discharge such contested Charges and all additional charges, interests, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party and (vi) Lender has not advised such Loan Party in writing that Lender reasonably believes that non-payment or non-discharge thereof would have a Material Adverse Effect.

     11 EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.

     11.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

     (a) Any Loan Party fails to pay the Obligations when due and payable or declared due and payable;

     (b) Lender notifies the Loan Parties that the outstanding balance of the Advances exceeds the limitation set forth under paragraph 2.1(a) and such condition is not corrected within two Business Days after such notice;

     (c) Any Loan Party fails or neglects to perform, keep or observe any of the provisions of paragraphs 10.2 and 10.3;

     (d) Any Loan Party or any Affiliate or any Guarantor of the Obligations fails to perform, keep or observe any other term, provision, condition or covenant contained in the Loan Documents, which is required to be performed, kept or observed by such Loan Party, Guarantor or Affiliate, and such failure is not cured to Lender's satisfaction within 15 days after the sooner to occur of the Loan Parties' receipt of notice of such failure from Lender or the date on which such failure becomes known to any officer of a Loan Party but provided such failure is capable of being cured within such 15 day period;

     (e) Any representation or warranty now or hereafter made by any Loan Party or any Affiliate or any Guarantor of the Obligations under this Agreement or any other Loan Document is untrue or incorrect in any material respect when made;

     (f) A default shall occur under any agreement, document or instrument, other than the Loan Documents, to which any Loan Party or Guarantor is a party, the consequences of which could reasonably be expected to have a Material Adverse Effect;

     (g) Any statement, report, financial statement or certificate made or delivered by a Loan Party, or any of its officers, employees or agents, to Lender is untrue, incomplete or incorrect in any material respect;

     (h) There shall occur any material uninsured damage to, or loss, theft or destruction of, any of the Collateral;

     (i) The Collateral or any other assets of any Loan Party are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 45 days thereafter; an application is made by any Person, other than a Loan Party, for the appointment of a receiver, trustee, or custodian for any assets of any Loan Party and the same is not dismissed within 45 days after the application therefor;

     (j) A Loan Party or Guarantor is the subject of an Insolvency
Proceeding;

     (k) Any Loan Party or Guarantor ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against such Loan Party or Guarantor or any case or proceeding is filed against such Loan Party or Guarantor for its dissolution or liquidation, and such injunction, restraint or petition is not dismissed within 45 days after the entry or filing thereof;

     (l) A notice of lien, levy or assessment is filed of record with respect to all or any assets of any Loan Party or any Guarantor by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of these becomes a lien or encumbrance upon any assets of any Loan Party or Guarantor and the same is not released within 30 days after the same becomes a lien or encumbrance; provided, that such Loan Party shall have the right to contest in good faith and by appropriate proceedings any such lien, levy or assessment if such Loan Party or Guarantor provides Lender with a bond or indemnity satisfactory to Lender assuring the payment of such lien, levy or assessment;

     (m) A Loan Party or Guarantor fails to remain Solvent;

     (n) A Loan Party fails to (i) furnish Lender, within 15 days thereafter, with written notice upon the occurrence of any of the following events: (a) the happening of a Reportable Event with respect to any pension plan of such Loan Party governed by ERISA; (b) the termination of any such plan; (c) the appointment of a trustee by an appropriate United States District Court to administer any such plan; or (d) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan or (ii) notify Lender promptly upon receipt by any Loan Party of any notice of the institution of any proceeding or other action which may result in the termination of such plan;

     (o) A default shall occur under any other agreement, document or instrument to which a Loan Party is a party and such default is not cured within any applicable grace period, waived in writing or being contested pursuant to the provisions of paragraph 10.4 and such default (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of the Loan Parties in excess of $150,000 in the aggregate, (ii) causes such Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment or (iii) permits any holder of such Indebtedness or a trustee to cause such Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to the regularly scheduled dates of payment and such default is not cured or waived within 30 days after the occurrence thereof;

     (p) Any judgment for the payment of money is rendered against any Loan Party or any Guarantor in excess of $150,000 in any one case (or, in the case of AMNEX, in excess of $500,000 in any one case) or in excess of $250,000 in the aggregate (or, in the case of AMNEX, in excess of $1,500,000 in the aggregate) and shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against the Loan Parties or any of their assets;

     (q) Any Change of Control shall occur; or

     (r) Any event shall have occurred and be continuing that Lender has determined has a Material Adverse Effect.

     11.2 Acceleration of the Obligations. Upon the occurrence and continuation of an Event of Default, all of the Obligations may, at the option of Lender and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable; provided, that upon the occurrence of any Event of Default described in paragraph 11.1(i), all Obligations shall automatically become immediately due and payable.

     11.3 Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender shall have the following rights and remedies:

     (a) The right to terminate the financing arrangements under the Loan Documents;

     (b) In addition to any other rights and remedies contained in the Loan Documents, all of the rights and remedies under all applicable law and all of the rights and remedies of a secured party under the UCC or other applicable law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law, and may be exercised, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Loan Party of this Agreement or any of the other Loan Documents. Lender may, at any time or times, proceed directly against any Loan Party or any obligor to collect the Obligations without prior recourse to the Collateral;

     (c) The right to open any Loan Party's mail and collect any and all amounts due the Loan Parties from Account Debtors;

     (d) The right to (i) enter upon the premises of each Loan Party, without any obligation to pay rent to such Loan Party, through self-help and without judicial process, without first obtaining a final judgment or giving such Loan Party notice and opportunity for a hearing on the validity of Lender's claim, or any other place or places where the Collateral is located and kept, and remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to effectively collect or liquidate the Collateral or (ii) require the Loan Parties, at their expense, to assemble the Collateral and make it available to Lender at a place to be designated by Lender, in its sole discretion;

     (e) The right to (i) sell or to otherwise dispose of all or any Collateral at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable, (ii) adjourn such sales from time to time with or without notice and (iii) conduct such sales on any Loan Party's premises or elsewhere and use any Loan Party's premises without charge for such sales for such time or times as Lender may see fit. Lender is hereby granted a license or other right to use, without charge, each Loan Party's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and each Loan Party's rights under all licenses and all franchise agreements shall inure to Lender's benefit. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Obligations; and third to the principal of the Obligations; provided, that if applicable law requires otherwise, such proceeds shall be applied in the order applicable law requires. If any deficiency shall arise, the Loan Parties shall remain liable to Lender therefor with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

     11.4 Notice. Any notice required to be given by Lender of a sale, lease or other disposition of the Collateral, if given ten days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Loan Parties.

     11.5 Marshaling; Payments Set Aside. Lender shall be under no obligation to marshall any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that the Loan Parties make a payment or payments to Lender or Lender enforces its security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set-aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

     12. CONDITIONS PRECEDENT. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

     12.1 Excess Revolving Loan. Lender shall have determined, in its sole discretion, that immediately after Lender has made the initial loans and advances to the Loan Parties contemplated hereby, Excess Availability will not be less than $2,000,000.

     12.2 Financial Statements. Lender shall have received and reviewed the unaudited consolidated financial statements of the Loan Parties and their Subsidiaries as at June 30, 1998, as certified as true, correct, complete and accurate by the chief financial officer of such Loan Parties, and such financial statements shall be satisfactory to Lender in its sole discretion.

     12.3 Execution and Delivery of Agreement. This Agreement or counterparts thereof shall have been duty executed by, and delivered to the Loan Parties and Lender.

     12.4 Loan Documents. Lender shall have received all of the following, each in form and substance satisfactory to Lender:

     (a) The Notes;

     (b) A Certificate of the Secretary of each Loan Party, together with true and correct copies of the articles or certificate of incorporation and by-laws of each Loan Party, and all amendments thereto, and correct copies of the resolutions of the board of directors of each Loan Party authorizing or ratifying the execution, delivery and perform of the Loan Documents to be executed by each Loan Party, and the names of the officer or officers of each Loan Party authorized to sign such documents, together with a sample of true signature of each such officer;

     (c) The Opinion of, Guy A. Longobardo, Esq. and Morrison & Foerster LLP, addressed to Lender, covering the matters set forth on Exhibit B;

     (d) Articles or certificate of incorporation of each Loan Party, certified by the Secretary of State of the jurisdiction of incorporation of such Loan Party;

     (e) Good standing certificates for each Loan Party from the Secretaries of State of each state in which such Loan Party is authorized to do business;

     (f) UCC lien search reports of filings against each Loan Party and tax lien and judgment searches relating to each Loan Party for such jurisdictions as Lender deems appropriate;

     (g) UCC financing statements filed against each Loan Party in respect to the locations listed in paragraph 9.1 (h);

     (h) a guaranty of AMNEX;

     (i) a guaranty of each Loan Party;

     (j) A security agreement with respect to those copyrights, patents, trademarks, trade names and all related applications, licenses and such other materials as described on Schedule 9.1(r)

     (k) A pledge agreement executed by AMNEX with respect to the issued and outstanding capital stock of Borrower, along with the original certificates evidencing such stock with undated stock powers signed in blank;

     (l) the Pledged Stock and the Pledged Notes, along with the original certificates and instruments evidencing such stock and notes with undated stock and note powers signed in blank;

     (m) Agreements with all financial institutions with which any Loan Party maintains an account regarding Lender's rights in such accounts, including, without limitation, the Blocked Accounts, in form and substance satisfactory to Lender;

     (n) Duly executed landlord waivers from the lessor of the Loan Parties' Lake Success, New York location;

     (o) Originals or copies of each policy of insurance, and evidence of payment of all premiums therefor, together with a properly executed Lender's Loss Payee Endorsement;

     (p) Officer's Solvency Certificates in the form of Exhibit C from each Loan Party's chief financial officer;

     (q) Pay-off letters and releases and UCC termination statements with respect to any and all existing liens and encumbrances affecting the Collateral; and

     (r) Any other Loan Documents and such additional materials as Lender may reasonably request.

     12.5 Absence of Material Adverse Change. As of the date hereof, since May 31, 1998, there shall have been no material adverse change in the business, financial or other condition of the Loan Parties or their Subsidiaries or in the Collateral or in the prospects or projections of the Loan Parties and their Subsidiaries, no material increase in the Indebtedness of any Loan Party or any Subsidiary, whether or not disclosed or required to be reserved against on any pro forma balance sheet and no material decrease in the assets of the Loan Parties or its Subsidiaries nor any distribution by any Loan Party either by dividends or otherwise, except such distributions as would be permitted by paragraph 10.2. As of the date hereof, no litigation against any Loan Party or any of its Subsidiaries shall have been commenced or threatened which, if successful, would be materially adverse to the Loan Parties and their Subsidiaries or challenge any transaction contemplated by this Agreement, and the financing contemplated by this Agreement would not violate any agreement of any Loan Party or any of their Subsidiaries or any law, statute, court order, administrative rule or regulation by which any Loan Party or any of their Subsidiaries are bound. The Loan Parties and their Subsidiaries shall have paid their Indebtedness in accordance with good business and historical practices. As of the date hereof, no Default or Event of Default shall exist.

     12.6 Conditions to the Initial Advance. It shall be a condition to the initial Advance that the conditions contained in paragraphs 12.1, 12.2, 12.3, 12.4 and 12.5 have been fulfilled and that the Loan Parties shall have delivered to Lender a Borrowing Base Certificate (as of the day immediately preceding the day of the requested initial Advance).

     12.7 Conditions to Each Advance. It shall be a further condition to the funding of each initial Advance and each subsequent Advance after the initial Advance that the following statements shall be true on the date of each such advance or issuance:

               (i) All of the representations and warranties of each Loan Party contained in the Loan Documents shall be correct in all material respects on and as of the date of each such Advance as though made on and as of such date, except (A) to the extent that any such representation or warranty expressly relates to an earlier date and (B) for changes therein permitted or contemplated by this Agreement.

               (ii) No event shall have occurred and be continuing, or would result from the funding of the Advance, which constitutes or would constitute a Default or an Event of Default.

               (iii) (a) The sum of the aggregate unpaid principal amount of all Advances to such Loan Party, after giving effect to such Advance, shall not exceed such Loan Party's Borrowing Base and (b) The sum of the aggregate unpaid principal amount of all Advances, after giving effect to such Advance, shall not exceed the Revolving Loan Commitment.

     (b) The acceptance by the Loan Parties of the proceeds of any Advance shall be deemed to constitute, as of the date of such acceptance, (i) a representation and warranty by the Loan Parties that the conditions in this paragraph 12.6 have been satisfied and (ii) a confirmation by the Loan Parties of the granting and continuance of Lender's Lien pursuant hereto.

     12.8 Conditions to Term Loans. It shall be a condition to any Term Loan that the conditions contained in paragraphs 12.1, 12.2, 12.3, 12.4 and 12.5 have been fulfilled and the following additional conditions have been satisfied:

     (a) the proceeds of such Term Loan will be used solely in connection with a Permitted Acquisition; such acquisition complies with the requirements set forth in paragraph 10.2(a) and the criteria set forth in the definition of "Permitted Acquisition"; Lender has received all such information as it requests regarding such acquisition, has had a reasonable time to review such documentation, has been provided an opportunity to discuss such acquisition with its professionals and the Loan Parties and has approved, in its sole discretion, the terms and conditions of such acquisition; provided, that Lender may waive this condition with respect to any Term Loan made on the Closing Date;

     (b) the Loan Parties provide the Lender with a written request for such Term Loan at least five Business Days prior to the making of such Term Loan, which request will state the date of such Term Loan, the amount of such Term Loan, whether such Term Loan will be a Base Rate Loan or a Eurocurrency Loan and, if such Term Loan is a Eurocurrency Loan, the Interest Period applicable to such Term Loan; and

     (c) the amount of the Term Loan requested plus all outstanding Term Loans does not exceed the Term Loan Commitment, as in effect at such time.

     13. INDEMNIFICATION. Each Loan Party agrees to defend (with counsel reasonably satisfactory to Lender), protect, indemnify and hold harmless (to the fullest extent permitted by law) Lender, each affiliate or subsidiary of Lender, and each of their respective officers, directors, employees, attorneys, agents and attorneys-in-fact (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of the execution, delivery, enforcement, performance and administration of any Loan Document, or any act, event, transaction or omission, related or attendant thereto, the making and the management of the Loans or the use or intended use of the proceeds of the Loans and with respect to any investigation, litigation or proceeding related to the Loan Documents; provided, that the Loan Parties shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Loan Party shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Advances hereunder from the date incurred by each Indemnified Party until paid by the Loan Parties, be added to the Obligations of the Loan Parties and be secured by the Collateral. The provisions of this paragraph 13 shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

     14. MISCELLANEOUS.

     14.1 Modification of Agreement; Sale of Interest. The Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by each Loan Party and Lender. The Loan Parties may not sell, assign or transfer the Loan Documents or any portion thereof, including, without limitation, their rights, title, interests, remedies, powers, and/or duties hereunder or thereunder. Each Loan Party hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of the Loan Documents, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers, and/or duties hereunder or thereunder; provided, that, absent the occurrence and continuation of an Event of Default, Lender may not participate, sell, assign, transfer or otherwise dispose of the Loan Documents to a Person that is not a domestic financial or similar institution without the Loan Parties' consent (which consent will not be unreasonably withheld).

     14.2 Expenses (Including Attorneys' Fees). Each Loan Party shall reimburse Lender on demand for all of its expenses (including, but not limited to, reasonable attorneys' fees) of, or incidental to:

     (a) The preparation of, amendment of, modification of, or enforcement of the Loan Documents;

     (b) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, a Loan Party or any other Person) in any way relating to the Collateral, the Loan Documents or any Loan Party's affairs;

     (c) Any Default or Event of Default or advice or any action in connection with any Default or Event of Default, or any attempt to enforce any rights of Lender or any participant or assignee of Lender against any Loan Party or any other Person which may be obligated to Lender by virtue of the Loan Documents, including, without limitation, the Account Debtors;

     (d) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral; and/or

     (e) Examination of each Loan Party's books and records and the Collateral, including auditor fees of $700 per auditor per day plus expenses.

     Such expenses shall be additional Obligations hereunder secured by the Collateral. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial over-time charges; and expenses for travel, lodging and food.

     14.3 Waiver by Lender. Lender's failure, at any time or times hereafter, to require strict performance by any of the Loan Parties of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance. Any suspension or waiver by Lender of an Event of Default by any Loan Party under the Loan Documents shall not suspend, waive or affect any other Event of Default by any Loan Party under the Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in the Loan Documents and no Event of Default by any Loan Party under the Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to each Loan Party specifying such suspension or waiver.

     14.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the ineffectiveness of such provision materially and adversely alters the benefits accruing to either party hereunder.

     14.5 Parties. The Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of each Loan Party. This provision, however, shall not be deemed to modify paragraph 14.1.

     14.6 Rights of Contribution.

     (a) Each Loan Party states and acknowledges that (i) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement, (ii) it is both a condition precedent to the obligations of Lender hereunder and a desire of each Loan Party that each Loan Party execute and deliver to Lender the Loan Documents and (iii) the Loan Parties have requested and bargained for the structure and terms of security for the advances contemplated by this Agreement.

     (b) Each Loan Party hereby irrevocably and unconditionally (i) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder and (ii) agrees as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the obligations of the Loan Parties being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any Person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover from any Loan Party.

     (c) Notwithstanding anything herein, it is the desire and intent of each of the parties hereto that this Agreement shall be enforced against each Loan Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of each Loan Party under this Agreement shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Obligations of such Loan Party shall be deemed to be reduced and such Loan Party shall pay the maximum amount of the Obligations which would be permissible under applicable law.

     14.7 Conflict of Terms. The Other Agreements and all Schedules and Exhibits hereto are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

     14.8 Waivers by Loan Parties. Except as otherwise provided for in this Agreement, each Loan Party waives (i) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Loan Party may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice of a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies and (iii) all actions with respect to preferential transfers, fraudulent conveyances and other avoidance power claims and any recoveries of cash or proceeds or property representing recoveries under 11 U.S.C. ss.ss. 544, 547, 548, 549, 550 or 553. Each Loan Party acknowledges that it has been advised by counsel with respect to this Agreement and the transactions evidenced by this Agreement.

     14.9 Remedies. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including without limitation, the Other Agreements, by operation of law or otherwise. Recourse to the Collateral shall not be required.

     14.10 Power of Attorney. Each Loan Party acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are paid in full and this Agreement is terminated. Lender agrees that such appointments may not be exercised prior to the occurrence of an Event of Default.

     14.11 Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE

ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS.

     14.12 Governing Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. LENDER AND EACH LOAN PARTY AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN COOK COUNTY, ILLINOIS OR NEW YORK COUNTY, NEW YORK. EACH LOAN PARTY AGREES THAT LENDER HAS THE RIGHT TO PROCEED AGAINST THE LOAN PARTIES OR THEIR PROPERTY IN A COURT IN ANY LOCATION TO ENABLE LENDER TO REALIZE ON SUCH PROPERTY (INCLUDING, WITHOUT LIMITATION, THE COLLATERAL) OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER. EACH LOAN PARTY AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY LENDER TO REALIZE ON PROPERTY OF THE LOAN PARTIES (INCLUDING, WITHOUT LIMITATION, THE COLLATERAL) OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH LENDER HAS COMMENCED A PROCEEDING DESCRIBED ABOVE. SERVICE OF PROCESS ON A LOAN PARTY OR LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN PARAGRAPH 14.13. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM AS ITS AGENT FOR THE PURPOSE OF ACCEPTING THE SERVICE OF ANY PROCESS WITHIN THE STATES OF ILLINOIS OR NEW YORK. EACH LOAN PARTY AND LENDER AGREE THAT NOTHING HEREIN SHALL PRECLUDE LENDER OR ANY LOAN PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

     14.13 Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon any Loan Party or Lender shall be in writing and, if by telecopy, shall be deemed to have been validly served, given or delivered when transmitted and confirmed by telecopy answerback, if by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery, if by overnight air courier, shall be deemed to have been validly served, given or delivered one Business Day after delivery to the overnight air courier, and, if mailed, shall be deemed to have been validly served, given or delivered three Business Days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to-the party to be notified, at the following addresses (or such other addressees) as a party may designate for itself by like notice):

           (a)  If to Lender, at

                Jackson National Life Insurance Company
                c/o PPM Finance, Inc.
                225 West Wacker Drive
                Chicago, Illinois 60603
                Attention: Mr. Martin Battaglia
                Telecopier No.: (312) 634-0908
                with a copy to:

                Jones, Day, Reavis & Pogue
                77 West Wacker
                Chicago, Illinois  60601
                Attention:  Jeffrey W. Linstrom, Esq.
                Telecopier No.: (312) 782-8585

           (b)  If to any Loan Party, at:

                Crescent Public Communications Inc.
                6 Nevada Drive, Building C
                Lake Success, New York  11042
                Attention:  Chief Financial Officer
                Telecopier No.: (516) 326-7987

                with a copy to:

                AMNEX, Inc.
                145 Huguenot Street
                New Rochelle, New York  10801
                Attention:  Guy A. Longobardo, Esq.
                Telecopier No.: (914) 235-1339

                and:

                Morrison & Foerster LLP
                1290 Avenue of the Americas
                New York, New York  10104
                Attention:  Arthur Hull Hayes III, Esq.
                Telecopier No.: (212) 468-7900

     14.14 Section Titles. The section and paragraph titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     14.15 Entire Agreement. The Loan Documents set forth the entire agreement of the parties hereto with respect to the matters addressed herein and therein, and the Loan Documents supersede all prior written or oral agreements, documents or instruments respecting such matters.

     14.16 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

                   LENDER:

                   JACKSON NATIONAL LIFE INSURANCE COMPANY

                   By:  PPM FINANCE, INC.,
                        Attorney-in-Fact


                   By:
                      --------------------------------------
                       Title:

                   BORROWER:

                   CRESCENT PUBLIC COMMUNICATIONS INC.


                   By:
                      --------------------------------------
                       Title:

                   BORROWING SUBSIDIARY:

                   SUN TEL NORTH AMERICA, INC.


                   By:
                      --------------------------------------
                       Title: